Exhibit 10.1

$90,000,000 Secured Loan Agreement mv “SAMCO SCANDINAVIA” and HHI hull number 2782 (tbr “DHT TIGER”) Dated 22 June 2015

(1)	Samco Gamma Ltd. and DHT Tiger Limited (as Borrowers)

(2)	DHT Holdings, Inc. (as Guarantor)

(3)	The Financial Institutions listed in Schedule 1 (as Original Lenders)

(4)	Credit Agricole Corporate and Investment Bank (as Agent)

(5)	Credit Agricole Corporate and Investment Bank (as Swap Provider)

(6)	Credit Agricole Corporate and Investment Bank (as Security Agent)

Contents

		Page

Section 1	Interpretation	3
1	Definitions and Interpretation	3
Section 2	The Loan	24
2	The Loan	24
3	Purpose	24
4	Conditions of Utilisation	24
Section 3	Utilisation	27
5	Advance	27
Section 4	Repayment, Prepayment and Cancellation	28
6	Repayment	28
7	Illegality, Prepayment and Cancellation	28
Section 5	Costs of Utilisation	31
8	Interest	31
9	Interest Periods	31
10	Changes to the Calculation of Interest	32
11	Fees	33
Section 6	Additional Payment Obligations	35
12	Tax Gross Up and Indemnities	35
13	Increased Costs	39
14	Other Indemnities	40
15	Mitigation by the Lenders	43
16	Costs and Expenses	43
Section 7	Security and Application of Moneys	45
17	Security Documents and Application of Moneys	45
18	Guarantee and Indemnity	49
Section 8	Representations, Undertakings and Events of Default	52
19	Representations	52

20	Information Undertakings	57
21	Financial Covenants	60
22	General Undertakings	61
23	Events of Default	66
Section 9	Changes to Parties	71
24	Changes to the Lenders	71
25	No Changes to the Security Parties	76
Section 10	The Finance Parties	77
26	Role of the Agent and the Security Agent	77
27	Conduct of Business by the Finance Parties	87
28	Sharing among the Finance Parties	88
Section 11	Administration	90
29	Payment Mechanics	90
30	Set-Off	93
31	Notices	94
32	Calculations and Certificates	95
33	Partial Invalidity	96
34	Remedies and Waivers	96
35	Amendments and Waivers	96
36	Confidentiality	98
37	Counterparts	101
38	Joint and Several Liability	101
Section 12	Governing Law and Enforcement	103
39	Governing Law	103
40	Enforcement	103

Schedule 3	Drawdown Request	114
Schedule 4	Form of Transfer Certificate	115
Schedule 5	Form of Compliance Certificate	117

Loan Agreement

Dated                                 2015

Between:

(1)
Samco Gamma Ltd., an exempted company incorporated under the law of the Cayman Islands, with registered office at Clifton House, 75 Fort Street, P O Box 1350, Grand Cayman KY1-1108, Cayman Islands and company number 910363 (the “Existing Vessel Borrower”);  and DHT Tiger Limited, a company incorporated under the law of the Marshall Islands with registered address at Trust Company, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the “Newbuilding Borrower”) (together the ”Borrowers” and each a “Borrower”) jointly and severally; and

(2)
DHT Holdings Inc., a company incorporated under the law of Marshall Islands, with registered address at Trust Company, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Guarantor”); and

(3)	The Financial Institutions listed in Schedule 1 (The Original Lenders), each acting through its Facility Office (together the “Original Lenders” and each an “Original Lender”); and
(4)
Credit Agricole Corporate and Investment Bank, a French “société anonyme” having a share capital of EUR7,254,575,271, acting as agent through its registered office at 9, quai du President Paul Doumer, 92920, Paris La Defense Cedex, France and registered under the number siren 304187701 at the Registre du Commerce et des Sociétés of Nanterre, France (in that capacity, the “Agent”); and

(5)
Credit Agricole Corporate and Investment Bank, a French “société anonyme” having a share capital of EUR7,254,575,271, acting as swap provider through its registered office at 9, quai du President Paul Doumer, 92920, Paris La Defense Cedex, France and registered under the number siren 304187701 at the Registre du Commerce et des Sociétés of Nanterre, France (in that capacity, the “Swap Provider”); and

(6)
Credit Agricole Corporate and Investment Bank, a French “société anonyme” having a share capital of EUR7,254,575,271, acting as security agent through its registered office at 9, quai du President Paul Doumer, 92920, Paris La Defense Cedex, France and registered under the number siren 304187701 at the Registre du Commerce et des Sociétés of Nanterre, France (in that capacity, the “Security Agent”).

Preliminary
(A)	The Existing Vessel Borrower is the registered owner of the Existing Vessel which is registered under Marshall Islands flag as specified below in the definition of “Vessels”.
(B)
The Newbuilding Borrower has agreed to purchase the Newbuilding Vessel from the Builder on the terms of the Building Contract and intends to register the Newbuilding Vessel on delivery under the flag specified below in the definition of “Vessels”.

(C)
Each of the Original Lenders has agreed to advance to the Borrowers on a joint and several basis its Commitment (aggregating, with all the other Commitments, up to $90,000,000 to assist the Borrowers to (i) refinance the Existing Indebtedness in respect of the Existing Vessel and (ii) finance part of the aggregate Purchase Price of the Newbuilding Vessel.

It is agreed as follows:

Section 1	Interpretation

1	Definitions and Interpretation

1.1	Definitions In this Agreement:

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency.

“Acceptable Charter” means, in respect of a Vessel, any time charter having a duration of 18 months or more which is acceptable to and has been approved by the Agent in writing (such approval not to be unreasonably withheld).

“Account Holder” means Credit Agricole Corporate and Investment Bank acting through its branch at 9, quai du President Paul Doumer, 92920, Paris La Defense Cedex, France or any other bank or financial institution which at any time, with the Security Agent’s prior written consent (such consent not to be unreasonably withheld), holds the Earnings Accounts and/or the Retention Accounts.

“Accounts” means the Earnings Accounts and the Retention Accounts.

“Account Security Deed” means the account security deeds referred to in Clause 17.1.5 (Security Documents).

“Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Annex VI” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

“Approved Shipbrokers” means each independent, reputable and first class firm of ship brokers acceptable to the Agent in consultation with the Borrowers.

“Assignments” means all the forms of assignment referred to in Clause 17.1.4 (Security Documents).

“Assignment Agreement” means an agreement in a form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Officers” means (i) in the case of the Guarantor, any one director, either of the Co‑Chief Executive Officers or the Chief Financial Officer of the Guarantor and (ii) in the case of a Borrower, any one director of that Borrower or one of the Guarantor’s Authorised Officers.

“Availability Period” means the period from and including the date of this Agreement to (i) and including 15 July 2015 in respect of Tranche A and (ii) a date not falling later than 180 days after the scheduled Delivery Date specified in the Building Contract in respect of Tranche B.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or an Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Builder” means Hyundai Heavy Industries of Ulsan, South Korea.

“Building Contract” means the contract dated 14 February 2014 on the terms and subject to the conditions of which the Builder has agreed to construct the Newbuilding Vessel for, and deliver the Newbuilding Vessel to, the Newbuilding Borrower.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York, Oslo and Paris.

“Cash” means:

(a)	cash in hand legally and beneficially owned by the Guarantor on a consolidated basis; and

(b)	cash deposits legally and beneficially owned by the Guarantor on a consolidated basis and which are deposited with (i) the Agent (ii) any other deposit taking institution having a rating of at least A from Standard & Poor’s Rating Services or the equivalent with any other principal credit rating agency in the United States of America or Europe or (iii) any other bank or financial institution approved by the Agent, which in each case:

(i)	is free from any Encumbrance, other than pursuant to the Security Documents;

(ii)	is otherwise at the free and unrestricted disposal of the Guarantor on a consolidated basis; and

in the case of cash in hand or cash deposits held by the Guarantor on a consolidated basis, is (in the opinion of the Agent, upon such documents and evidence as the Agent may require the Borrowers to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default under this Agreement, would become capable of being paid without restriction to a Security Party within three (3) Business Days of its request or demand therefore either by way of a dividend or by way of a granting or repayment of an intra-group loan.

“Cash Equivalents” means:

(a)	any investments in marketable debt obligations issued or guaranteed by (i) a government or (ii) an instrumentality or agency of a government and in respect of (i) and (ii) having a short-term credit rating of either A-1 or higher by Standard & Poor’s Rating Services or the equivalent with any other principal credit rating agency in the United States of America or Europe, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(b)	commercial paper (debt obligations) not convertible or exchangeable to any other security;

(i)	for which a recognised trading market exists;

(ii)	which is issued by an issuer incorporated in the United States of America, the United Kingdom or Norway;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a short-term credit rating of at least A-1 or higher by Standard & Poor’s Rating Services or the equivalent with any other principal credit rating agency in the United States of America or Europe;

(c)	any investment in money market funds which:

(i)	have a short-term credit rating of either A-1 or higher by Standard & Poor’s Rating Services or the equivalent with any other principal credit rating agency in the United States of America or Europe;

(ii)	which invest substantially all their assets in securities of the types described in paragraphs (a) to (b) above; and

(iii)	can be turned into Cash on not more than 5 Business Days’ notice; or

(d)	any other debt security approved by the Agent (acting on the instruction of the Majority Lenders),

in each case, to which the Guarantor on a consolidated basis is beneficially entitled at that time and which is not issued or guaranteed by the Guarantor on a consolidated basis or subject to any Encumbrance and in the case of Cash Equivalents held by the Guarantor on a consolidated basis, is (in the opinion of the Agent, upon such documents and evidence as the Agent may require the Borrowers to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default under this Agreement, would become capable of being converted into cash and paid without restriction to a Security Party within 10 Business Days of its request or demand therefore, either by way of a dividend or by way of a granting or repayment of an intra-group loan.

“Charged Property” means all of the assets of the Security Parties which from time to time are, or are expressed to be, the subject of the Security Documents.

“Charter” means, in respect of a Vessel, an Acceptable Charter and any other time charter having a duration of 13 months or more which is entered into in respect of that Vessel.

“Code” means the US Internal Revenue Code of 1986.

“Commercial Manager” means DHT Management AS, a company incorporated under the laws of Norway with its registered office at Haakon VII’s gate 1, 0161 Oslo, Norway or any of that other Subsidiary of the Guarantor.

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Commitment Fee” means the commitment fee to be paid by the Borrowers to the Agent under Clause 11.1 (Commitment Fee).

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Confidential Information” means all information relating to any Security Party, any other member of the Group, the Finance Documents or the Loan of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Loan from either:

(a)	any Security Party , any other member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Security Party, any other member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 36 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any Security Party ,any other member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with (a) or (b) or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with any Security Party or any other member of the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the Loan Market Association at the relevant time.

“Confirmation” means a Confirmation exchanged or deemed to be exchanged between the Swap Provider and the Borrowers as contemplated by the Master Agreement.

“Consolidation Date” means the first Repayment Date for Tranche A to occur following the Delivery Date.

“Credit Support Document” means any document described as such in the Master Agreement and any other document referred to in any such document which has the effect of creating security in favour of any of the Finance Parties.

“Credit Support Provider” means any person (other than a Borrower) described as such in the Master Agreement.

“Current Assets” means the aggregate of all cash, inventory, work in progress, trade and other receivables including prepayments in relation to operating items and sundry debtors expected to be realised within twelve months from the date of computation in accordance with the latest published audited consolidated balance sheet or the latest published interim consolidated balance sheet of the Guarantor as delivered pursuant to Clause 20.1 (Financial statements), but excluding amounts in respect of:

(i)	receivables in relation to Tax;

(ii)	exceptional items and other non-operating items; and

(iii)	insurance claims.

“Current Liabilities” means the aggregate of all liabilities (including trade creditors, accruals and provisions) expected to be settled within twelve months from the date of computation in accordance with the latest published audited consolidated balance sheet or the latest published interim consolidated balance sheet of the Guarantor as delivered pursuant to Clause 20.1 (Financial statements), however excluding the current portion of long term debt maturing 6 Months or more after the date of computation as well as excluding any balloon instalments under any financing arrangement.

“Deeds of Covenants” means the deeds of covenants referred to in Clause 17.1.3 (Security Documents).

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Tranche available (or has notified the Agent or the Borrowers (which have notified the Agent) that it will not make its participation in a Tranche available) by the Drawdown Date of that Tranche in accordance with Clause 5.3 (Lenders’ participation); or

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of (a):

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and payment is made within five Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Delivery Date” means the date of actual delivery of the Newbuilding Vessel to the Newbuilding Borrower by the Builder under the Building Contract.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“DOC” means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

“Drawdown Date” means the date on which the relevant Tranche is advanced under Clause 5 (Advance).

“Drawdown Request” means a notice substantially in the form set out in Schedule 3 (Drawdown Request).

“Earnings” means all hires, freights, pool income and other sums payable to or for the account of a Borrower  in respect of a Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of a Vessel, including without limitation, any Charter.

“Earnings Account” means (i) the bank account to be opened in the name of the Existing Vessel Borrower with the Account Holder and designated “SAMCO SCANDINAVIA – Earnings Account” and (ii) the bank account to be opened in the name of the Newbuilding Borrower with the Account Holder and designated “DHT TIGER – Earnings Account” each an “Earnings Account”.

“Encumbrance” means a mortgage, charge, assignment, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Environmental Approval” means any present or future permit, ruling, variance or other Authorisation required under Environmental Laws.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, “claim” includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident” means:

(a)	any release, emission, spill or discharge into a Vessel or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from a Vessel; or

(b)	any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than a Vessel and which involves a collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Vessel and/or any Security Party and/or any operator or manager of a Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from a Vessel and in connection with which a Vessel is actually or potentially liable to be arrested and/or where any Security Party and/or any operator or manager of a Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

“Environmental Law” means any present or future law or regulation relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

“Environmentally Sensitive Material” means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“Equity Ratio” means the ratio, expressed as a percentage, of Value Adjusted Tangible Net Worth to Value Adjusted Total Assets.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Excess Values” means the positive or negative (as the case may be) difference between:

(i)	the Fair Market Value (in respect of the Vessels) or the market value as established in accordance with the procedure described in the definition of “Fair Market Value” (in respect of other vessels); and

(ii)	the book value of the relevant vessel.

“Existing Indebtedness” means all amounts outstanding and owing to the Existing Lender under a loan agreement dated 17 October 2006 as amended by a first supplemental agreement dated 16 December 2008 and a second supplemental agreement dated 12 September 2014 made between the Existing Vessel Borrower and the Existing Lender.

“Existing Lender” means Credit Agricole Corporate and Investment Bank.

“Existing Vessel” means mv “SAMCO SCANDINAVIA” registered in the name of ownership of the Existing Vessel Borrower.

“Facility Office” means (i) in respect of a Lender listed in Schedule 1, the address indicated by the name of that Lender in Schedule 1 and (ii) in all other cases, the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Facility Period” means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

“Fair Market Value” means the value of a Vessel conclusively determined by one, or, if so requested by the Agent, two Approved Shipbrokers appointed by the Borrowers on the basis of a charter-free sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer and evidenced by a valuation of that Vessel from each such Approved Shipbroker addressed to the Agent certifying a value for that Vessel.  In the event that two valuations are requested by the Agent the value for the relevant Vessel shall be the average of the two valuations so obtained.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in (a); or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in (a) or (b) with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within (a) or (b), 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Agent and the Borrowers setting out any of the fees referred to in Clause 11 (Fees).

“Finance Documents” means this Agreement, the Master Agreement, the Security Documents, the Fee Letter and any other document designated as such by the Agent and the Borrowers and “Finance Document” means any one of them.

“Finance Parties” means the Agent, the Security Agent, the Swap Provider and the Lenders and “Finance Party” means any one of them.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would in accordance with GAAP be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale of purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in (a) to (h).

“GAAP” means generally accepted accounting principles including IFRS.

“Gamma Shareholder” means Samco Shipholding Pte. Ltd being a company incorporated under the laws of Singapore and having its registered office at 80 Raffles Place, #32-01 UOB Plaza, Singapore (048624).

“Group” means the Guarantor and each of the Subsidiaries for the time being.

“Guarantee” means the guarantee and indemnity of the Guarantor contained in Clause 18 (Guarantee and Indemnity) and referred to in Clause 17.1.1 (Security Documents).

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IAPPC” means a valid international air pollution prevention certificate for a Vessel issued under Annex VI.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indebtedness” means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to any of the Finance Parties under all or any of the Finance Documents.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in (d) and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in (d));

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)
causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in (a) to (h); or

takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with a Vessel or her increased value or her Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

“Interest Payment Date” means each date for the payment of interest in accordance with Clause 8.2 (Payment of interest).

“Interest Period” means each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interpolated Screen Rate” means, in relation to LIBOR for any Vessel Loan, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Vessel Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Vessel Loan,

each as of 11.00 a.m. on the Quotation Day for dollars.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISM Company” means, at any given time, the company responsible for a Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

“ISPS Code” means the International Ship and Port Facility Security Code.

“ISSC” means a valid international ship security certificate for a Vessel issued under the ISPS Code.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Tranche A conditions precedent), Clause 4.4 (Tranche A conditions subsequent), Clause 4.5 (Tranche B conditions precedent) or Clause 4.6 (Tranche B conditions subsequent).

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Vessel Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the relevant Interest Period) the Interpolated Screen Rate for that Vessel Loan; or

(c)	(if (i) no Screen Rate is available for the currency of that Vessel Loan or (ii) no Screen Rate is available for the relevant Interest Period and it is not possible to calculate the Interpolated Screen Rate for that Vessel Loan)) the Reference Bank Rate, as of 11.00 a.m. on the Quotation Day for dollars and for a period equal in length to the relevant Interest Period and, if that rate is less than zero, LIBOR shall be deemed to be zero.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Loan” means the aggregate amount of the Vessel Loans advanced or to be advanced by the Lenders to the Borrowers under Clause 2 (The Loan) or, where the context permits, the principal amount of the Vessel Loans advanced and for the time being outstanding.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

“Management Agreements” means:

(a)	the agreements for the commercial management of the Vessels dated 20 March 2015 between the Guarantor and the Commercial Manager; and

(b)	the agreements for the technical management of the Vessels dated 2 June 2008 between the Borrowers respectively and the Technical Manager.

“Managers” means:

(a)	in relation to the commercial management of the Vessels, the Commercial Manager; and

(b)	in relation to the technical management of the Vessels, the Technical Manager,

or, in either case, such other commercial and/or technical managers of the Vessels nominated by the Borrowers as the Agent may approve (such approval not to be unreasonably withheld where any such other managers have agreed to enter into subordination undertakings in favour of the Security Agent).

“Managers’ Undertakings” means the written undertakings of the Managers whereby, throughout the Facility Period unless otherwise agreed by the Agent:

(a)	they will remain the commercial or technical managers of the Vessels (as the case may be); and

(b)	they will not, without the prior written consent of the Agent (such consent not to be unreasonably withheld), subcontract or delegate the commercial or technical management of the Vessels (as the case may be) to any third party

(c)	the interests of the Managers in the Insurances will be assigned to the Security Agent with first priority; and

(d)	(following the occurrence of an Event of Default which is continuing) all claims of the Managers against the Borrowers shall be subordinated to the claims of the Finance Parties under the Finance Documents.

“Margin” means two point one eight seven five per cent (2.1875%) per annum.

“Master Agreement” means any ISDA Master Agreement (or any other form of master agreement relating to interest or currency exchange transactions) entered into between the Swap Provider and the Borrowers during the Facility Period, including each Schedule to any Master Agreement and each Confirmation exchanged under any Master Agreement.

“Master Agreement Proceeds” means any and all sums due and payable to the Borrowers or any of them under the Master Agreement following an Early Termination Date (subject always to all rights of netting and set-off contained in the Master Agreement) and all rights to require and enforce the payment of those sums.

“Master Agreement Proceeds Charge” means the deed of charge referred to in Clause 17.1.6 (Security Documents).

“Material Adverse Effect” means in the reasonable opinion of the Majority Lenders a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any Security Party; or

(b)	the ability of any Security Party to perform its obligations under any Finance Document; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Encumbrance granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Maximum Loan Amount” means the aggregate of Tranche A and Tranche B.

“Mortgages” means the first preferred and/or priority statutory mortgages referred to in Clause 17.1.3 (Security Documents) together where applicable with the Deeds of Covenants and “Mortgage” means any one of them.

“Newbuilding Vessel” means the Newbuilding Vessel currently being constructed by the Builder with Hull Number 2782 on the terms of the Building Contract and upon delivery to be named “DHT TIGER” and registered in the name and ownership of the Newbuilding Borrower.

“New Lender” has the meaning given to that term in Clause 24.1 (Assignments and transfers by the Lenders).

“Original Financial Statements” means the audited consolidated financial statements of the Guarantor for the financial year ended 2014.

“Party” means a party to this Agreement.

“Permitted Encumbrance” means:

(a)	any Encumbrance which has the prior written approval of the Agent;

(b)	any Encumbrance arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by a Security Party;

(c)	any liens for current crews’ wages and salvage and liens incurred in the ordinary course of trading a Vessel up to an aggregate amount at any time not exceeding $1,000,000.

“Prohibited Person” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.

“Purchase Price” means the purchase price for the Newbuilding Vessel due and payable under the Building Contract.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined for dollars two Business Days before the first day of that period unless market practice differs in the London interbank market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in dollars and for that period.

“Reference Banks” means the principal London offices of three reputable international banks as may be appointed by the Agent in consultation with the Borrowers.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Documents” means the Finance Documents, the Building Contract, any Charters, the Management Agreements and each Security Party’s constitutional documents.

“Relevant Jurisdiction” means, in relation to a Security Party:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to a Security Document to be executed by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Relevant Percentage” means (i) one hundred and twenty five per cent (125%) where at least one Vessel is employed under an Acceptable Charter and (ii) one hundred and thirty five per cent (135%) where neither Vessel is employed under an Acceptable Charter.

“Repayment Date” means the date for payment of any Repayment Instalment in accordance with Clause 6 (Repayment).

“Repayment Instalment” means any instalment of a Vessel Loan to be repaid by the Borrowers under Clause 6 (Repayment).

“Repeating Representations” means each of the representations set out in Clause 19.1.1 (Status) to Clause 19.1.6 (Governing law and enforcement) and Clause 19.1.10 (No default) to Clause 19.1.19 (Pari passu ranking).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Requisition Compensation” means all compensation or other money which may from time to time be payable to a Borrower as a result of a Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

“Retention Account” means (i) a bank account to be opened in the name of the Existing Vessel Borrower with the Account Holder and designated “SAMCO SCANDINAVIA – Retention Account” and (ii) a bank account to be opened in the name of the Newbuilding Borrower with the Account Holder and designated “DHT TIGER – Retention Account” each a “Retention Account”.

“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America, whether or not any Security Party, any other member of the Group or any Affiliate is legally bound to comply with the foregoing; or

(b)	otherwise imposed by any law or regulation by which any Security Party, any other member of the Group or any Affiliate of any of them is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of any Security Party, any other member of the Group or any Affiliate of any of them.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters.  If such page or the service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers.

“Secured Parties” means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.

“Security Cover Ratio” means x 100% where:

A = the Fair Market Value of the Vessels which are subject to a Mortgage in favour of the Security Agent; and

B = the amount of the Loan then outstanding and the amount certified by the Swap Provider to be the amount which would be payable by the Borrowers to the Swap Provider under the Master Agreement if an Early Termination Date were to occur at that time.

“Security Documents” means the Guarantee, the Share Pledges, the Mortgages, the Assignments, the Account Security Deed, the Master Agreement Proceeds Charge, the Managers’ Undertakings, and any other Credit Support Documents or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and “Security Document” means any one of them.

“Security Parties” means each Borrower, the Guarantor, the Gamma Shareholder, the Managers, any other Credit Support Provider, and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them.

“Share Pledges” means the charge of the issued share capital of the Borrowers referred to in Clause 17.1.2 (Security Documents).

“SMC” means a valid safety management certificate issued for a Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Technical Manager” means Goodwood Ship Management Pte. Ltd, a company incorporated under the laws of Singapore with its registered office at 20 Science Park Road, #02-34 Tele Tech Park, Singapore 117674 or any other Subsidiary of the Guarantor.

“Termination Date” means the earlier to occur of the date falling eight and a half (8½) years after the Drawdown Date for Tranche A and 31 January 2024.

“Total Commitments” means the aggregate of the Commitments.

“Total Interest Bearing Debt” means all interest bearing debt of the Guarantor as shown in the latest published audited consolidated balance sheet or the latest published interim consolidated balance sheet of the Guarantor as delivered pursuant to Clause 20.1 (Financial statements).

“Total Loss” means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of a Vessel; or

(b)	the requisition for title or compulsory acquisition of a Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)	the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of a Vessel (not falling within (b)), unless that Vessel is released and returned to the possession of the relevant Borrower within six months after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question.

“Total Loss Date” means:

(a)	in the case of an actual Total Loss of a Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged Total Loss of a Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a Total Loss is subsequently admitted by the insurers or a Total Loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling six (6) months after notice of abandonment of the Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the relevant Borrower with the relevant Vessel’s insurers in which the insurers agree to treat that Vessel as a Total Loss; or

(c)	in the case of any other type of Total Loss, on the date (or the most likely date) on which it appears to the Agent from the evidence available to it that the event constituting the Total Loss occurred.

“Tranche A” means the Vessel Loan in respect of the Existing Vessel being an amount not exceeding the lesser of the amount of (i) the Existing Indebtedness and (ii) forty million dollars ($40,000,000).

“Tranche B” means the Vessel Loan in respect of the Newbuilding Vessel being an amount not exceeding the lesser of (i) fifty per cent (50%) of the Purchase Price (ii) sixty per cent (60%) of the Fair Market Value of the Newbuilding Vessel on the Delivery Date and (iii) fifty million dollars ($50,000,000).

“Tranche B Balloon Amount” means the balance of Tranche B which is outstanding on the Termination Date.

“Tranches” means together Tranche A and Tranche B and each a “Tranche”

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Trust Property” means:

(a)	all benefits derived by the Security Agent from Clause 17 (Security and Application of Moneys); and

(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents,

with the exception of any benefits arising solely for the benefit of the Security Agent.

“Unpaid Sum” means any sum due and payable but unpaid by any Security Party under the Finance Documents.

“US” means the United States of America.

“US Tax Obligor” means:

(a)	a Security Party which is resident for tax purposes in the US; or

(b)	a Security Party some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Value Adjusted Tangible Net Worth “ means Value Adjusted Total Assets, less the value of all liabilities and intangible assets as determined by GAAP.

“Value Adjusted Total Assets” means the total book value of all the assets of the Guarantor as shown in the latest published audited consolidated balance sheet or the latest published interim consolidated balance sheet of the Guarantor as delivered pursuant to Clause 20.1 (Financial statements) which would, in accordance with GAAP, be classified as assets of the Guarantor, adjusted with any Excess Values.

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or imposed elsewhere.

“Vessel Loan” means each of Tranche A or Tranche B advanced or to be advanced to the Borrowers by the Lenders pursuant to a Drawdown Request or, where the context permits, the aggregate principal amount so advanced and for the time being outstanding and “Vessel Loans” means more than one of them.

“Vessels” means the following vessels currently registered or intended to be registered under the respective flags set out below and “Vessel” means any one of them:

Vessel	Borrower	Flag	Type of Vessel
Existing Vessel	Existing Vessel Borrower	Marshall Islands	320,000 dwt VLCC
Newbuilding Vessel	Newbuilding Borrower	Hong Kong	309,000 dwt VLCC

“Working Capital” means, on any date, Current Assets less Current Liabilities.

1.2	Construction Unless a contrary indication appears, any reference in this Agreement to:

1.2.1	any “Lender”, any “Borrower”, the “Guarantor”, the “Agent”, the “Swap Provider”, any “Secured Party”, the “Security Agent”, any “Finance Party” or any “Party” shall be construed so as to include its successors in title, permitted assignees and permitted transferees;

1.2.2	“assets” includes present and future properties, revenues and rights of every description;

1.2.3	a “Finance Document”, a “Security Document”, a “Relevant Document” or any other document is a reference to that Finance Document, Security Document, Relevant Document or other document as amended, novated, supplemented, extended or restated from time to time;

1.2.4	a “group of Lenders” includes all the Lenders;

1.2.5	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.6	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership or other entity (whether or not having separate legal personality);

1.2.7	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

1.2.8	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

1.2.9	a time of day (unless otherwise specified) is a reference to London time.

1.3	Headings Section, Clause and Schedule headings are for ease of reference only.

1.4	Defined terms Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.5	Default A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.6	Currency symbols and definitions”$”, “USD” and “dollars” denote the lawful currency of the United States of America.

1.7	Third party rights A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

1.8	Offer letter This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrowers or their representatives before the date of this Agreement.

Section 2	The Loan

2	The Loan

2.1	Amount Subject to the terms of this Agreement, the Lenders agree to make available to the Borrowers on a joint and several basis a term loan comprising all the Vessel Loans and not exceeding in aggregate the Maximum Loan Amount.

2.2	Finance Parties’ rights and obligations

2.2.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Security Party shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3	Purpose

3.1	Purpose The Borrowers shall apply the Loan for the purposes referred to in Preliminary (C).

3.2	Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

4	Conditions of Utilisation

4.1	Tranche A conditions precedent

4.1.1	The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) in relation to the advance of Tranche A if, on or before the relevant Drawdown Date, the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Tranche A Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrowers and the Lenders promptly in writing upon being so satisfied.

4.1.2	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in Clause 4.1.1 or Clause 4.5, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

4.2.1	The Lenders will only be obliged to advance a Tranche if on the date of the relevant Drawdown Request and on the proposed Drawdown Date:

(a)	no Default is continuing or would result from the advance of that Tranche; and

(b)	the representations made by each Borrower and the Guarantor under Clause 19 (Representations) are true in all material respects.

4.3	Drawing Limit The Lenders will only be obliged to advance a Tranche if:

4.3.1	that Tranche will not increase the Loan to a sum in excess of the Maximum Loan Amount;

4.3.2	that Tranche will not cause the amount of the relevant Vessel Loan to be exceeded; and

4.3.3	the proposed release of Tranche B following its Drawdown Date coincides with the due date for payment by the Newbuilding Borrower of the final instalment of the Purchase Price of the Newbuilding Vessel under the Building Contract and Tranche B will be applied towards payment of the Purchase Price.

4.4	Tranche A conditions subsequent The Borrowers undertake to deliver or to cause to be delivered to the Agent within 30 days after the Drawdown Date in respect of Tranche A the additional documents and other evidence listed in Part II of Schedule 2 (Tranche A Conditions Subsequent).

4.5	Tranche B conditions precedent The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) in relation to the advance of Tranche B if, on or before the relevant Drawdown Date, the Agent has received (i) all documents and evidence listed in Part I and Part II of Schedule 2 (Tranche A Conditions Precedent) and the additional documents and other evidence listed in Part III of Schedule 2 (Tranche B Conditions Precedent), in form and substance satisfactory to the Agent. The Agent shall notify the Borrowers and the Lenders promptly in writing upon being so satisfied. Whether or not Tranche B advanced on the Delivery Date or where Tranche B is advanced 2 Business Days prior to the Delivery Date and paid directly to an account in the name of the Agent with the Builder’s Bank (for conditional release upon such bank receiving a duly signed copy of the protocol of delivery and acceptance signed by the Builder and the Newbuilding Borrower) the Borrowers undertake to deliver or to cause to be delivered to the Agent on the Delivery Date the additional documents and other evidence listed in Part III of Schedule 2 (Tranche B Conditions Precedent).

4.6	Tranche B conditions subsequent Whether or not a Tranche B is advanced on the Delivery Date as described in Clause 4.5, the Borrowers undertake to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, the Delivery Date the additional documents and other evidence listed in Part IV of Schedule 2 (Tranche B Conditions Subsequent)

4.7	No waiver If the Lenders in their sole discretion agree to advance a Tranche to the Borrowers before all of the documents and evidence required by Clause 4.1 (Tranche A conditions precedent) and/or Clause 4.5 (Tranche B conditions precedent) have been delivered to or to the order of the Agent, the Borrowers undertake to deliver all outstanding documents and evidence to or to the order of the Agent no later than the date specified by the Agent (acting on the instructions of all the Lenders).

The advance of a Tranche under this Clause 4.7 shall not be taken as a waiver of the Lenders’ right to require production of all the documents and evidence required by Clause 4.1 (Tranche A conditions precedent) and Clause 4.5 (Tranche B conditions precedent).

4.8	Form and content All documents and evidence delivered to the Agent under this Clause shall:

4.8.1	be in form and substance acceptable to the Agent; and

4.8.2	if required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

Section 3	Utilisation

5	Advance

5.1	Delivery of a Drawdown Request The Borrowers may request a Tranche to be advanced by delivery to the Agent of a duly completed Drawdown Request not more than ten and not fewer than two Business Days before the proposed Drawdown Date.

5.2	Completion of a Drawdown Request A Drawdown Request is irrevocable and will not be regarded as having been duly completed unless:

5.2.1	it is signed by an authorised signatory of each Borrower;

5.2.2	the proposed Drawdown Date is a Business Day within the Availability Period; and

5.2.3	the proposed Interest Period complies with Clause 9 (Interest Periods).

5.3	Lenders’ participation

5.3.1	Subject to Clauses 2 (The Loan), 3 (Purpose) and 4 (Conditions of Utilisation), each Lender shall make its participation in a Tranche available by the relevant Drawdown Date through its Facility Office.

5.3.2	The amount of each Lender’s participation in a Tranche will be equal to the proportion borne by its Commitment to the Total Commitments.

5.4	Cancellation of Commitment The Total Commitments shall be cancelled at the end of the Availability Period to the extent that they are unutilised at that time.

Section 4	Repayment, Prepayment and Cancellation

6	Repayment

6.1	Repayment of each Vessel Loan The Borrowers agree to repay the Loan to the Agent for the account of the Lenders as follows:

(a)	Tranche A by thirty four (34) consecutive quarterly instalments each in the sum of one thirty-fourth (1/34th) of the amount drawn under Tranche A; and

(b)	Tranche B by (i) seventy two consecutive quarterly instalments each in the sum of one seventy second (1/72th) of the amount drawn under Tranche B and (ii) the Tranche B Balloon Amount.

The first instalment in respect of Tranche A shall fall due on the date which is three calendar months after the Drawdown Date in respect of Tranche A and subsequent instalments shall fall due at consecutive intervals of three calendar months thereafter.  The first instalment in respect of Tranche B shall fall due on the Consolidation Date and subsequent instalments shall fall due at consecutive intervals of three calendar months thereafter with the final instalment and the Tranche B Balloon Amount falling due on the Termination Date.  On the Consolidation Date the Repayment Dates for each Tranche shall run concurrently.

6.2	Reborrowing The Borrowers may not reborrow any part of a Vessel Loan which is repaid or prepaid.

7	Illegality, Prepayment and Cancelation

7.1	Illegality If it becomes unlawful in any jurisdiction (other than by reason of Sanctions) for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

7.1.1	that Lender shall promptly notify the Agent upon becoming aware of that event;

7.1.2	upon the Agent notifying the Borrowers in writing, the Commitment of that Lender will be immediately cancelled; and

7.1.3	the Borrowers shall repay that Lender’s participation in each Vessel Loan on the last day of its current Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary prepayment of the Loan The Borrowers may prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by an amount which is an integral multiple of $1,000,000 subject as follows:

7.2.1	they give the Agent not less than ten (10) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice;

7.2.2	they pay to the Agent any amounts due and payable as specified in Clause 7.6 (Restrictions) and, any amounts then due and payable under the Master Agreement as a result of such voluntary prepayment and in this regard the Swap Provider shall close out the relevant Treasury Transaction in relation to the portion of the Loan which is prepaid and advise the Borrowers of the amounts so due and payable; and

7.2.3	any prepayment under this Clause 7.2 shall be applied to the Tranche to which the prepayment relates and the amount prepaid in each case shall be applied (i) in prepayment of the remaining Repayment Instalments on a pro rata basis in the case of Tranche A and (ii) in prepayment of the remaining Repayment Instalments and the Tranche B Balloon Amount on a pro rata basis in the case of Tranche B.

7.3	Right of cancellation and prepayment in relation to a single Lender

7.3.1	If:

(a)	any sum payable to any Lender by the Borrowers is required to be increased under Clause 12.2.2 (Tax gross-up); or

(b)	any Lender claims indemnification from the Borrowers under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and their intention to procure the repayment of that Lender’s participation in the Loan.

7.3.2	On receipt of a notice referred to in Clause 7.3.1 in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

7.3.3	On the last day of the Interest Period in respect of each Vessel Loan which ends after the Borrowers have given notice under Clause 7.3.1 in relation to a Lender (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Lender’s participation in that Vessel Loan together with all interest and other amounts accrued under the Finance Documents.

7.4	Mandatory prepayment on sale or Total Loss If a Vessel is sold by a Borrower or becomes a Total Loss, the Borrowers shall, simultaneously with the completion of any such sale or on the earlier of the date falling 120 days after the relevant Total Loss Date and the date on which the proceeds of the Total Loss are realised, prepay the whole of the Vessel Loan in respect of that Vessel then outstanding together with (i) such other amount as will ensure that the Security Cover Ratio of the remaining Vessel immediately following such sale or Total Loss remains the same as it was immediately prior to such sale (ii) and, any amounts due and payable under the Master Agreement as a result of such mandatory prepayment and in this regard the Swap Provider will close out the relevant Treasury Transaction in relation to the portion of the Loan which is prepaid and advise the Borrowers of the amounts so due and payable.

7.5	Right of cancellation in relation to a Defaulting Lender If any Lender becomes a Defaulting Lender, the Borrowers may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 5 Business Days’ notice of cancellation of the Commitment of that Lender. On that notice becoming effective, the Commitment of the Defaulting Lender shall immediately be reduced to zero. The Agent shall as soon as practicable after receipt of that notice notify all the Lenders.

7.6	Restrictions Any notice of prepayment or cancellation given under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment or cancellation is to be made and the amount of that prepayment or cancellation.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and subject to Clause 7.2 (Voluntary prepayment of a Vessel Loan) and Clause 7.4 (Mandatory prepayment on sale or Total Loss), without premium or penalty.

The Borrowers shall not repay, prepay or cancel all or any part of a Vessel Loan except at the times and in the manner expressly provided for in this Agreement.

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to the Borrowers or the affected Lender, as appropriate.

Section 5	Costs of Utilisation

8	Interest

8.1	Calculation of interest Subject to Clause 8.5, the rate of interest on each Vessel Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

8.1.1	Margin; and

8.1.2	LIBOR.

8.2	Payment of interest The Borrowers shall pay accrued interest on each Vessel Loan on the last day of each Interest Period (and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of the Interest Period).

8.3	Default interest If the Borrowers fail to pay any amount payable by them under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Vessel Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent. Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrowers on demand by the Agent.

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest The Agent shall promptly notify the Borrowers in writing of the determination of a rate of interest under this Agreement.

8.5	Fixed Rate Option Notwithstanding any other provisions of this Clause 8 and subject to the terms of this Clause 8.5, the Borrowers shall have the option to enter into one or more Treasury Transaction under the Master Agreement to hedge their interest rate risk in respect of all or any part of the Loan by means of a fixed floating interest rate swap. If the Borrowers wish to exercise such option they shall notify the Agent and the Swap Provider in writing not less than five (5) Business Days (or such shorter period as the Agent and the Swap Provider may agree) prior to the end of the current Interest Period applicable to the Loan of their desire to exercise such option and of the amount of the Loan which the Borrowers wish such Treasury Transaction to apply to. The Swap Provider shall enter into one or more Treasury Transactions with the Borrowers pursuant to the Master Agreement to provide a fixed rate of interest for the Loan or part thereof specified by the Borrowers. Where the Swap Provider enters into one or more Treasury Transactions pursuant to the Master Agreement under this Clause, the terms and conditions of each Treasury Transaction will be specified in a Confirmation sent by the Swap Provider to the Borrowers in relation to the Loan or part thereof that the Borrowers wish the fixed rate to apply to.

9	Interest Periods

9.1	Selection of Interest Periods The Borrowers may select in a written notice to the Agent the duration of an Interest Period for each Vessel Loan subject as follows:

9.1.1	each notice is irrevocable and must be delivered to the Agent by the Borrowers not later than 11.00 a.m. on the Quotation Day;

9.1.2	if the Borrowers fail to give a notice in accordance with Clause 9.1.1, the relevant Interest Period will, subject to Clauses 9.2 (Second and subsequent Drawings), 9.3 (Interest Periods to meet Repayment Dates) and 9.4 (Non-Business Days), be three months;

9.1.3	subject to this Clause 9, the Borrowers may select an Interest Period of (i) three or six months or any other period agreed between the Borrowers and the Agent (acting on the instructions of all the Lenders) or (ii) less than one month if necessary to ensure that a Vessel Loan has an Interest Period ending on a Repayment Date as required pursuant to Clause 9.3; and

9.1.4	an Interest Period shall not extend beyond the Termination Date; and

9.1.5	each Interest Period in respect of Tranche A shall start on the Drawdown Date in respect of Tranche A or (if Tranche A is already drawn) on the last day of the preceding Interest Period and end on the date which numerically corresponds to the Drawdown Date in respect of the Tranche A or the last day of the preceding Interest Period in the relevant calendar month except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Business Day in that month; and

9.1.6	the first interest period in respect of Tranche B shall start on the Drawdown Date in respect of Tranche B and shall end on the Consolidation Date.

9.2	Consolidation With effect from the Consolidation Date Interest Periods for each Vessel Loan shall start and end concurrently.

9.3	Interest Periods to meet Repayment Dates If an Interest Period will expire after the next Repayment Date in respect of the relevant Vessel Loan, there shall be a separate Interest Period for a part of that Vessel Loan equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on that next Repayment Date.

9.4	Non-Business Days If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the Calculation of Interest

10.1	Absence of quotations Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.00 am on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption If a Market Disruption Event occurs for any Interest Period, then the rate of interest on each Lender’s share of the Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

10.2.1	the Margin; and

10.2.2	the rate notified to the Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may select.

In this Agreement “Market Disruption Event” means:

(a)	at or about noon on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR and the relevant Interest Period; or

(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the relevant Loan exceed fifty per cent (50%) of the Loan) that the cost to it of funding its participation in the Loan from whatever source it may select would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

10.3.1	If a Market Disruption Event occurs and the Agent or the Borrowers so require, the Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3.2	Any alternative basis agreed pursuant to Clause 10.3.1 shall, with the prior consent of all the Lenders and the Borrowers, be in writing and binding on all Parties.

10.3.3	If an alternative basis is not agreed pursuant to Clause 10.3.1, the Borrowers shall have the option to (i) prepay the relevant Commitment together with Break Costs and the remaining Repayment Instalments in respect of the Loan and the Tranche B Balloon Amount shall each be reduced pro rata or (ii) continue to pay interest calculated under Clause 10.2.

10.4	Break Costs The Borrowers shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrowers on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11	Fees

11.1	Commitment Fee The Borrowers shall pay to the Agent (for the account of the Lenders in proportion to their Commitments) a fee computed at the rate of forty per cent (40%) per annum of the Margin on the undrawn amount of the Loan for the Availability Period. No commitment is fee payable to the Agent (for the account of a Lender) on the Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

The accrued commitment fee is payable on the last day of each successive period of three months which ends during the Availability Period, on the last day of the Availability Period, on the Drawdown Date in respect of the Tranche B and (on the cancelled amount of the relevant Lender’s Commitment) at the time the cancellation is effective.

11.2	Structuring fee The Borrowers shall pay to the Agent (for the account of the Lenders in proportion to their Commitments) a structuring fee on the date of this Agreement in the amount agreed in the Fee Letter.

11.3	Agency fee The Borrowers shall pay to the Agent (for its own account) an agency fee on the date of this Agreement and on each anniversary of such date occurring during the Facility Period in the amount agreed in the Fee Letter.

Section 6	Additional Payment Obligations

12	Tax Gross Up and Indemnities

12.1	Definitions In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by a Security Party to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up Each Borrower shall (and shall procure that each other Security Party shall) make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law, subject as follows:

12.2.1	a Borrower shall promptly upon becoming aware that it or any other Security Party must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrowers and any such other Security Party in writing;

12.2.2	if a Tax Deduction is required by law to be made by a Borrower or any other Security Party, the amount of the payment due from that Borrower or that other Security Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required;

12.2.3	if a Borrower or any other Security Party is required to make a Tax Deduction, that Borrower shall (and shall procure that such other Security Party shall) make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law;

12.2.4	within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall (and shall procure that such other Security Party shall) deliver to the Agent for the Finance Party entitled to the payment evidence satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority;

12.2.5	The Agent and the Lenders shall cooperate with the Borrowers and the Guarantor to the extent that it is reasonable to do so to complete any procedural formalities necessary for a Borrower or the Guarantor to make payments to the Lenders without a Tax Deduction.

12.3	Tax indemnity

12.3.1	Each Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.3.2	Clause 12.3.1 shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(ii)	relates to a FATCA Deduction required to be made by a Party.

12.3.3	A Protected Party making, or intending to make a claim under Clause 12.3.1 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers in writing.

12.3.4	A Protected Party shall, on receiving a payment from a Borrower under this Clause 12.3, notify the Agent.

12.4	Tax Credit If a Borrower or any other Security Party makes a Tax Payment and the relevant Finance Party determines that:

12.4.1	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

12.4.2	that Finance Party has obtained and utilised that Tax Credit,

that Finance Party shall pay an amount to that Borrower or to that other Security Party which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by that Borrower or that other Security Party.

12.5	Stamp taxes The Borrowers shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT

12.6.1	All amounts expressed to be payable under a Finance Document by any Party or any Security Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Clause 12.6.2, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party or any Security Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party or Security Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to the Borrowers).

12.6.2	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(a)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this Clause 12.6.2(a) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(b)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

12.6.3	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.6.4	Any reference in this Clause 12.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

12.6.5	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.7	FATCA information

12.7.1	Subject to Clause 12.7.3, each Party shall, within [ten] Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party;

(b)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(c)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

12.7.2	If a Party confirms to another Party pursuant to Clause 12.7.1(a)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.7.3	Clause 12.7.1 shall not oblige any Finance Party to do anything, and Clause 12.7.1(c) shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

12.7.4	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 12.7.1(a) or 12.7.1(b) (including, for the avoidance of doubt, where Clause 12.7.3 applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

12.8.1	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.8.2	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrowers and the Agent in writing and the Agent shall notify the other Finance Parties.

13	Increased Costs

13.1	Increased costs Subject to Clause 13.3 (Exceptions) the Borrowers shall, within three Business Days of a demand by the Agent, pay to the Agent for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation or any request from or requirement of any central bank or other fiscal, monetary or other authority made after the date of this Agreement (including Basel III and any other which relates to capital adequacy or liquidity controls or which affects the manner in which that Finance Party allocates capital resources to obligations under this Agreement and/or the Master Agreement).

In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from the Loan or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

In this Agreement “Basel III” means:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

13.2	Increased cost claims

13.2.1	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers in writing.

13.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

13.3.1	attributable to a Tax Deduction required by law to be made by a Borrower;

13.3.2	attributable to a FATCA Deduction required to be made by a Party;

13.3.3	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 but was not so compensated solely because any of the exclusions in Clause 12.3 applied);

13.3.4	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

13.3.5	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14	Other Indemnities

14.1	Currency indemnity If any sum due from a Borrower or the Guarantor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

14.1.1	making or filing a claim or proof against that Borrower or the Guarantor (as the case may be), or

14.1.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Borrower or the Guarantor (as the case may be) shall as an independent obligation, within three Business Days of written demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that Finance Party at the time of its receipt of that Sum.

Each Borrower and the Guarantor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

14.2.1	The Borrowers shall, within five Business Days of written demand, indemnify each Finance Party against any duly documented cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default which is continuing;

(b)	a failure by a Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, a Tranche following delivery by the Borrowers of a Drawdown Request but that Tranche not being advanced by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by a Finance Party alone); or

(d)	a Vessel Loan (or part of a Vessel Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers.

14.2.2	The Borrowers shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each such person for the purposes of this Clause 14.2 an “Indemnified Person”) against any and all duly documented cost, loss or liability reasonably incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Encumbrance constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, a Vessel, unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.

14.2.3	Subject to any limitations set out in Clause 14.2.2, the indemnity in that Clause shall cover any duly documented cost, loss or liability reasonably incurred by each Indemnified Person in any jurisdiction:

(a)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or

(b)	in connection with any Environmental Claim.

14.3	Indemnity to the Agent The Borrowers shall promptly indemnify the Agent against:

14.3.1	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

14.3.2	any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents.

14.4	Indemnity to the Security Agent The Borrowers and the Guarantor shall promptly indemnify the Security Agent and every Receiver and Delegate against any duly documented cost, loss or liability incurred by any of them as a result of:

14.4.1	any failure by the Borrowers to comply with their obligations under Clause 16 (Costs and Expenses);

14.4.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

14.4.3	the taking, holding, protection or enforcement of the Security Documents;

14.4.4	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

14.4.5	any default by any Security Party in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

14.4.6
acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

14.5	Indemnity survival The indemnities contained in this Agreement shall survive repayment of the Loan.

15	Mitigation by the Lenders

15.1	Mitigation Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in all or any part of a Vessel Loan ceasing to be available or any amount becoming payable under or pursuant to any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office. The above does not in any way limit the obligations of any Security Party under the Finance Documents.

15.2	Limitation of liability The Borrowers shall promptly indemnify each Finance Party for all costs and expenses duly documented and reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation). A Finance Party is not obliged to take any steps under Clause 15.1 if, in its opinion (acting reasonably), to do so might be prejudicial to it.

16	Costs and Expenses

16.1	Transaction expenses The Borrowers shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) duly documented and reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with:

16.1.1	the negotiation, preparation, printing, execution, syndication and perfection of this Agreement and any other documents referred to in this Agreement;

16.1.2	the negotiation, preparation, printing, execution and perfection of any other Finance Documents executed after the date of this Agreement;

16.1.3
any other document which may at any time be required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document (including, without limitation, any valuation of a Vessel); and

16.1.4	any discharge, release or reassignment of any of the Security Documents.

16.2	Amendment costs If (a) a Security Party requests an amendment, waiver or consent or (b) an amendment is required under Clause 29.11 (Change of currency), the Borrowers shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) duly documented and reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement and preservation costs The Borrowers shall, within three Business Days of written demand, pay to each Finance Party and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Security Documents or enforcing those rights including (without limitation) any losses, costs and expenses which that Finance Party or other Secured Party may from time to time sustain, incur or become liable for by reason of that Finance Party or other Secured Party being mortgagee of a Vessel and/or a lender to a Borrower, or by reason of that Finance Party or other Secured Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of a Vessel.

16.4	Other costs The Borrowers shall, within three Business Days of written demand, pay to each Finance Party and each other Secured Party the amount of all sums which that Finance Party or other Secured Party may pay or become actually or contingently liable for on account of a Borrower in connection with a Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Finance Party or other Secured Party may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by that Finance Party or other Secured Party in connection with the maintenance or repair of a Vessel or in discharging any lien, bond or other claim relating in any way to a Vessel, and any sums which that Finance Party or other Secured Party may pay or guarantees which it may give to procure the release of a Vessel from arrest or detention.

Section 7	Security and Application of Moneys

17	Security Documents and Application of Moneys

17.1	Security Documents As security for the payment of the Indebtedness, the Borrowers shall execute and deliver to the Security Agent or cause to be executed and delivered to the Security Agent the following documents in such forms and containing such terms and conditions as the Security Agent shall require:

17.1.1	a guarantee and indemnity from the Guarantor;

17.1.2	first priority charges of all the issued shares of the Borrowers;

17.1.3	first preferred and/or priority statutory mortgages over the Vessels together, if applicable with collateral deeds of covenants;

17.1.4	first priority deeds of assignment of the Insurances, Earnings, any Charters and Requisition Compensation of the Vessels from the Borrowers; and the Managers’ Undertakings;

17.1.5	a first priority account security deed in respect of all amounts from time to time standing to the credit of the Accounts; and

17.1.6	a first priority deed of charge over the Master Agreement Proceeds.

17.2	Earnings and Retention Accounts The Borrowers shall maintain the Accounts with the Account Holder for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents.

17.3	Earnings and minimum balance The Borrowers shall procure that all Earnings in respect of its Vessel and any Requisition Compensation are credited to the relevant Earnings Account. Throughout the Facility Period commencing on the Drawdown Date for each Tranche for the Vessel to which the Earnings Account relates the Borrowers shall maintain a minimum balance on each Earnings Account of five hundred thousand Dollars ($500,000).

17.4	Transfers to Retention Accounts On the day in each calendar month during the Facility Period which numerically corresponds to the first Drawdown Date in respect of each Tranche A (or, if there is no such day, on the last Business Day of that month), the Borrowers shall procure that there is transferred from the relevant Earnings Account to the relevant Retention Account:

17.4.1	one-third of the amount of the Repayment Instalment in respect of the relevant Vessel Loan due on the next Repayment Date (which shall be deemed to be the day for that transfer if that day is a Repayment Date); and

17.4.2	the amount of interest in respect of the relevant Vessel Loan due on the next Interest Payment Date (which shall be deemed to be the day for that transfer if that day is an Interest Payment Date) divided by the number of months between the last Interest Payment Date (or, if none, the first Drawdown Date in respect of that Vessel Loan) and that next Interest Payment Date; and

17.4.3	one-third of any liabilities due under the Master Agreement (other than any payment as a result of termination or closing out) on the next Repayment Date,

and the Borrowers irrevocably authorise the Security Agent to instruct the Account Holder to make those transfers.

17.5	Additional payments to Retention Accounts If for any reason the amount standing to the credit of an Earnings Account is insufficient to make any transfer to the relevant Retention Account required by Clause 17.4 (Transfers to Retention Accounts), the Borrowers shall, without demand, procure that there is credited to the relevant Retention Account, on the date on which the relevant amount would have been transferred from the relevant Earnings Account, an amount equal to the amount of the shortfall.

17.6	Application of Retention Accounts The Borrowers shall procure that there is transferred from each Retention Account to the Agent for the account of the Lenders:

17.6.1	on each Repayment Date in respect of the relevant Vessel Loan, the amount of the Repayment Instalment then due;

17.6.2	on each Interest Payment Date in respect of the relevant Vessel Loan, the amount of interest then due; and

17.6.3	on each Repayment Date, the amount of any liabilities then due under the Master Agreement other than any payment as a result of termination or closing out,

and the Borrowers irrevocably authorise the Security Agent to instruct the Account Holder to make those transfers.

17.7	Borrowers’ obligations not affected If for any reason the amount standing to the credit of the Retention Accounts is insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrowers’ obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

17.8	Release of surplus Any amount remaining to the credit of the Earnings Accounts following the making of any transfers required by Clause 17.4 (Transfers to Retention Accounts) shall (unless an Event of Default is continuing) be released to or to the order of the Borrowers.

17.9	Restriction on withdrawal During the Facility Period no sum may be withdrawn from the Accounts (except in accordance with this Clause 17) without the prior written consent of the Security Agent (such consent not to be unreasonably withheld if no Event of Default has occurred). The Accounts shall not be overdrawn.

17.10	Relocation of Accounts On and at any time after the occurrence of a Default which is continuing, the Security Agent may without the consent of the Borrowers instruct the Account Holder to relocate any or all of the Accounts to any other branch of the Account Holder, without prejudice to the continued application of this Clause 17 and the rights of the Finance Parties under the Finance Documents.

17.11	Access to information The Borrowers agree that the Security Agent (and its nominees) may from time to time during the Facility Period review the records held by the Account Holder (whether in written or electronic form) in relation to the Accounts, and irrevocably waive any right of confidentiality which may exist in relation to those records.

17.12	Statements Without prejudice to the rights of the Security Agent under Clause 17.11 (Access to information), the Borrowers shall procure that the Account Holder provides to the Security Agent, no less frequently than each calendar month during the Facility Period, written statements of account showing all entries made to the credit and debit of each of the Accounts during the immediately preceding calendar month.

17.13	Application after acceleration From and after the giving of notice to the Borrowers by the Agent under Clause 23.2 (Acceleration), the Borrowers shall procure that all sums from time to time standing to the credit of any of the Accounts are immediately transferred to the Security Agent or any Receiver or Delegate for application in accordance with Clause 17.14 (Application of moneys by Security Agent) and the Borrowers irrevocably authorise the Security Agent to instruct the Account Holder to make those transfers.

17.14	Application of moneys by Security Agent The Borrowers and the Finance Parties irrevocably authorise the Security Agent or any Receiver or Delegate to apply all moneys which it receives and is entitled to receive:

17.14.1	pursuant to a sale or other disposition of a Vessel or any right, title or interest in a Vessel; or

17.14.2	by way of payment of any sum in respect of the Insurances, Earnings or Requisition Compensation; or

17.14.3	by way of transfer of any sum from any of the Accounts; or

17.14.4	otherwise under or in connection with any Security Document,

in or towards satisfaction of the Indebtedness in the following order:

17.14.5	first, any unpaid fees, costs, expenses and default interest due to the Agent and the Security Agent (and, in the case of the Security Agent, to any Receiver or Delegate) under all or any of the Finance Documents, such application to be apportioned between the Agent and the Security Agent pro rata to the aggregate amount of such items due to each of them;

17.14.6	second, any unpaid fees, costs, expenses (including any sums paid by the Lenders under Clause 26.10 (Indemnity)) of the Lenders due under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such items due to each of them;

17.14.7	third, any accrued but unpaid default interest due to the Lenders under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such default interest due to each of them;

17.14.8	fourth, any other accrued but unpaid interest due to the Lenders under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such interest due to each of them;

17.14.9	fifth, any principal of the Loan due and payable but unpaid under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such principal due to each of them; and

17.14.10	sixth, any other sum due and payable to any Finance Party but unpaid under all or any of the Finance Documents, such application to be apportioned between the Finance Parties pro rata to the aggregate amount of any such sum due to each of them;

Provided that any part of the Indebtedness arising out of the Master Agreement shall be satisfied on a pari passu basis (i) as to any periodical payment (not being payments as a result of termination or closing out) due under the Master Agreement with interest on the Loan and (ii) as to any payment due under the Master Agreement as a result of termination or closing out with any repayment of the principal of the Loan; and

Provided that the balance (if any) of the moneys received shall be paid to the Security Parties from whom or from whose assets those sums were received or recovered or to any other person entitled to them.

17.15	Retention on account Moneys to be applied by the Security Agent or any Receiver or Delegate under Clause 17.14 (Application of moneys by Security Agent) shall be applied as soon as practicable after the relevant moneys are received by it, or otherwise become available to it, save that (without prejudice to any other provisions contained in any of the Security Documents) the Security Agent or any Receiver or Delegate may retain any such moneys by crediting them to a suspense account for so long and in such manner as the Security Agent or such Receiver or Delegate may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of the Indebtedness (or any relevant part) against the Borrowers or any of them or any other person liable.

17.16	Additional security If at any time the Security Cover Ratio is less than the Relevant Percentage (the “VTL Coverage”), the Borrowers shall, within 10 Business Days of the Agent’s request, at the Borrowers’ option:

17.16.1	pay to the Security Agent or to its nominee a cash deposit in dollars in the amount of the shortfall (with the value of such deposit to be the face amount of the deposit) to be secured in favour of the Security Agent as additional security for the payment of the Indebtedness; or

17.16.2	give to the Security Agent other additional security in amount and form acceptable to the Security Agent in its discretion (with the value of such additional security to be determined conclusively by appropriate advisers appointed by the Agent (in the case of other charged assets) and determined by the Agent in its discretion (in all other cases)); or

17.16.3	prepay the Loan in the amount of the shortfall to ensure that the Security Cover Ratio is at least equal to or more than the Relevant Percentage.

Clauses 6.2 (Reborrowing), 7.2.3 (Voluntary prepayment of the Loan) and 7.6 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 17.16 and the value of any additional security provided shall be determined by the Agent as specified in Clause 17.16.1 and Clause 17.16.2.  The cost of any such valuations or determinations shall be borne by the Borrowers.

The VTL Coverage shall be tested (i) twice a year throughout the Facility Period on 30 June and 31 December and (ii) on the Delivery Date.  The Borrowers shall deliver to the Agent at their own cost and expense the valuations required to evidence the Fair Market Value together with each Compliance Certificate delivered to the Agent under Clause 20.2.1.

If, at any time after the Borrowers have provided additional security in accordance with the Agent’s request under this Clause 17.16, the Agent shall determine when testing compliance with the VTL Coverage that all or any part of that additional security may be released without resulting in a shortfall in the VTL Coverage, then, provided that no Default is continuing, the Security Agent shall effect a release of all or any part of that additional security in accordance with the Agent’s instructions, but this shall be without prejudice to the Agent’s right to make a further request under this Clause 17.16 should the value of the remaining security subsequently merit it.

18	Guarantee and Indemnity

18.1	Guarantee and indemnity The Guarantor irrevocably and unconditionally:

18.1.1	guarantees to each Finance Party punctual performance by each other Security Party of all that Security Party’s obligations under the Finance Documents;

18.1.2	undertakes with each Finance Party that whenever another Security Party does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

18.1.3	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Security Party not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing Guarantee This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Security Party under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement If any discharge, release or arrangement (whether in respect of the obligations of any Security Party or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Waiver of defences The obligations of the Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause 18.4, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

18.4.1	any time, waiver or consent granted to, or composition with, any Security Party or other person;

18.4.2	the release of any other Security Party or any other person under the terms of any composition or arrangement with any creditor of any Security Party or any other member of the Group;

18.4.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Security Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

18.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Security Party or any other person;

18.4.5	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

18.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

18.4.7	any insolvency or similar proceedings.

18.5	Guarantor intent Without prejudice to the generality of Clause 18.4 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

18.6	Immediate recourse The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7	Appropriations Until all amounts which may be or become payable by the Security Parties under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

18.7.1	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

18.7.2	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 18.

18.8	Deferral of Guarantor’s rights Until all amounts which may be or become payable by the Security Parties under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

18.8.1	to be indemnified by a Security Party;

18.8.2	to claim any contribution from any other guarantor of any Security Party’s obligations under the Finance Documents;

18.8.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

18.8.4	to bring legal or other proceedings for an order requiring any Security Party to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

18.8.5	to exercise any right of set-off against any Security Party; and/or

18.8.6	to claim or prove as a creditor of any Security Party in competition with any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Security Parties under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 29 (Payment mechanics).

18.9	Additional security This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

Section 8	Representations, Undertakings and Events of Default

19	Representations

19.1	Representations Each Borrower and the Guarantor makes the representations and warranties set out in this Clause 19 to each Finance Party.

19.1.1	Status Each of the Security Parties:

(a)	is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation; and

(b)	has the power to own its assets and carry on its business as it is being conducted.

19.1.2	Binding obligations Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by each of the Security Parties in each of the Relevant Documents to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of Clause 19.1.2(a)) each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

19.1.3	Non-conflict with other obligations The entry into and performance by each of the Security Parties of, and the transactions contemplated by, the Relevant Documents do not conflict with:

(a)	any law or regulation applicable to such Security Party;

(b)	the constitutional documents of such Security Party or of any other member of the Group; or

(c)	any agreement or instrument binding upon such Security Party or any other member of the Group or any of such Security Party’s or any other member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument.

19.1.4	Power and authority

(a)	Each of the Security Parties has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Relevant Documents to which it is or will be a party and the transactions contemplated by those Relevant Documents.

(b)	No limit on the powers of any Security Party will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Relevant Documents to which it is a party.

19.1.5	Validity and admissibility in evidence All Authorisations required or desirable:

(a)	to enable each of the Security Parties lawfully to enter into, exercise its rights and comply with its obligations in the Relevant Documents to which it is a party or to enable each Finance Party to enforce and exercise all its rights under the Relevant Documents; and

(b)	to make the Relevant Documents to which any Security Party is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Parts II and IV of Schedule 2 (Tranche A Conditions Subsequent and Tranche B Conditions Subsequent).

19.1.6	Governing law and enforcement

(a)	The choice of governing law of any Finance Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Security Party.

(b)	Any judgment obtained in relation to any Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Security Party.

19.1.7	Insolvency No corporate action, legal proceeding or other procedure or step described in Clause 23.1.7 (Insolvency proceedings) or creditors’ process described in Clause 23.1.8 (Creditors’ process) has been taken or, to the knowledge of any Borrower or the Guarantor, threatened in relation to a Security Party or any other member of the Group; and none of the circumstances described in Clause 23.1.6 (Insolvency) applies to a Security Party or any other member of the Group.

19.1.8	No filing or stamp taxes Under the laws of the Relevant Jurisdictions of each relevant Security Party it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in any of those jurisdictions or that any stamp, registration, notarial or similar tax or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except registration of each Mortgage at the Ships Registry where title to the relevant Vessel is registered in the ownership of the relevant Borrower and payment of associated fees which registrations, filings, taxes and fees will be made and paid promptly after the date of the relevant Finance Document.

19.1.9	Deduction of Tax None of the Security Parties is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

19.1.10	No default

(a)	No Event of Default and, on the date of this Agreement and each Drawdown Date, no Default is continuing or is reasonably likely to result from the advance of either Tranche or the entry into, the performance of, or any transaction contemplated by, any of the Relevant Documents.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on any of the Security Parties or any other member of the Group or to which its assets are subject which has or is likely to have a Material Adverse Effect.

19.1.11	No misleading information

(a)	Any factual information provided by any Security Party was true and accurate in all material respects as at the date the information is expressed to be given.

(b)	Any financial projection or forecast provided by Security Party has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration.

(c)	All material information provided to a Finance Party by or on behalf of any of the Security Parties or any other member of the Group on or before the date of this Agreement and not superseded before that date is accurate and not misleading in any material respect and all projections provided to any Finance Party on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

(d)	All other written information provided by any of the Security Parties or any other member of the Group (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

19.1.12	Financial statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	The Original Financial Statements fairly represent the Guarantor’s financial condition and results of operations for the relevant financial quarter.

(c)	There has been no material adverse change in any Security Party’s assets, business or financial condition (or the assets, business or consolidated financial condition of the Guarantor, in the case of the Guarantor since the date of the Original Financial Statements.

(d)	The Guarantor’s most recent financial statements delivered pursuant to Clause 20.1 (Financial statements):

(i)	have been prepared in accordance with GAAP as applied to the Original Financial Statements; and

(ii)
give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(e)	Since the date of the most recent financial statements delivered pursuant to Clause 20.1 (Financial statements) there has been no material adverse change in the business, assets or financial condition of any of the Security Parties or any other member of the Group.

19.1.13	No proceedings pending or threatened No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, are likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any of the Security Parties or any other member of the Group.

19.1.14	No breach of laws None of the Security Parties or any other member of the Group has breached any law or regulation which breach has or is likely to have a Material Adverse Effect.

19.1.15	Environmental laws

(a)	Each of the Security Parties is in compliance with Clause 22.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any of the Security Parties where that claim has or is likely, if determined against that Security Party, to have a Material Adverse Effect.

19.1.16	Taxation

(a)	None of the Security Parties is materially overdue in the filing of any Tax returns or is overdue in the payment of any amount in respect of Tax of $1,000,000 (or its equivalent in any other currency) or more.

(b)	To the best of its knowledge and belief, no claims or investigations are being, or are likely to be, made or conducted against any of the Security Parties with respect to Taxes such that a liability of, or claim against, any of the Security Parties of $1,000,000 (or its equivalent in any other currency) or more is likely to arise.

(c)	Each of the Security Parties is resident for Tax purposes only in its Original Jurisdiction unless the Agent have received notification in writing to the contrary from any such Security Party.

19.1.17	Anti-corruption law Each of the Security Parties and each Affiliate of any of them has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to achieve compliance with such laws.

19.1.18	No Encumbrance

(a)	No Encumbrance exists over all or any of the Charged Property save for Permitted Encumbrances.

(b)	None of the Borrowers has any Financial Indebtedness outstanding other than as permitted by this Agreement.

19.1.19	Pari passu ranking The payment obligations of each of the Security Parties under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.1.20	No adverse consequences

(a)	It is not necessary under the laws of the Relevant Jurisdictions of any of the Security Parties:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of the Relevant Jurisdictions of any of the Security Parties

(b)	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any of the Relevant Jurisdictions of any of the Security Parties by reason only of the execution, performance and/or enforcement of any Finance Document.

19.1.21	Disclosure of material facts No Borrower is aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrowers.

19.1.22	Completeness of Relevant Documents The copies of any Relevant Documents provided or to be provided by the Borrowers to the Agent in accordance with Clause 4 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Agent.

19.1.23	No Immunity No Security Party or any of its assets is immune to any legal action or proceeding.

19.1.24	Money laundering Any borrowing by a Borrower under this Agreement, and the performance of its obligations under this Agreement and under the other Finance Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (2005/EC/60) of the European Parliament and of the Council of the European Communities.

19.1.25	Sanctions As regards Sanctions:

(a)	None of the Security Parties or any Affiliate of any of them is a Prohibited Person or is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and none of such persons owns or controls a Prohibited Person.

(b)	No proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

(c)	Each of the Security Parties and each Affiliate of any of them is in compliance with all Sanctions.

19.2	Repetition Each Repeating Representation is deemed to be repeated by each Borrower and the Guarantor by reference to the facts and circumstances then existing on the date of each Drawdown Request, on each Drawdown Date, on the first day of each Interest Period and on the date for delivery for each Compliance Certificate referred to in Clause 20.2 (Compliance Certificate).

20	Information Undertakings

The undertakings in this Clause 20 remain in force for the duration of the Facility Period.

20.1	Financial statements The Guarantor shall supply to the Agent by email for distribution to all of the Lenders:

20.1.1	as soon as the same become available, but in any event within 180 days after the end of each of its financial years its audited consolidated financial statements for that financial year; and

20.1.2	as soon as the same become available, but in any event within 90 days after the end of each fiscal half year during each of its financial years, its unaudited half yearly financial statements for that half year.

20.2	Compliance Certificate

20.2.1	The Guarantor shall supply to the Agent, with each set of its annual financial statements delivered pursuant to Clause 20.1.1 (Financial statements) and each set of its half yearly financial statements delivered pursuant to Clause 20.1.2 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial Covenants) as at the date as at which those financial statements were drawn up.

20.2.2	Each Compliance Certificate shall be signed by the Authorised Officers of the Guarantor.

20.3	Requirements as to financial statements

Each set of financial statements delivered by a Borrower under Clause 20.1 (Financial statements):

20.3.1	shall be certified by an Authorised Officer of the Guarantor as giving a true and fair view of (in the case of annual financial statements), or fairly representing (in other cases), its financial condition as at the date as at which those financial statements were drawn up;

20.3.2	shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:

(a)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(b)	sufficient information, in form and substance as may be required by the Agent, to enable the Agent to determine whether Clause 21 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Information: miscellaneous Each Borrower shall supply to the Agent by email (for distribution to all the Lenders):

20.4.1	if the Agent so requests, at the same time as they are dispatched copies of all documents dispatched by that Borrower to its shareholders generally (or any class of them) or dispatched by that Borrower or any other Security Party to its creditors generally (or any class of them);

20.4.2	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party and which, if adversely determined, are likely to have a Material Adverse Effect;

20.4.3	promptly, such information as the Security Agent may require about the Charged Property and compliance of the Security Parties with the terms of any Security Documents including without limitation cash flow analyses and details of the operating costs of either Vessel; and

20.4.4	promptly on request, such further information regarding the financial condition, assets and operations of any Security Party (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Security Party under this Agreement and an up to date copy of its shareholders’ register (or equivalent in its Original Jurisdiction)) as any Finance Party through the Agent may reasonably request.

20.5	Notification of default

20.5.1	Each Borrower and the Guarantor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

20.5.2	Promptly upon a request by the Agent, each Borrower shall supply to the Agent a certificate signed by its Authorised Officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	“Know your customer” checks

20.6.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of a Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of Clause 20.6.1(c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Clause 20.6.1(c), on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in Clause 20.6.1(c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.6.2	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21	Financial Covenants

21.1	The Guarantor The Guarantor shall on a consolidated basis, maintain at all times throughout the Facility Period,:

(a)	consolidated Cash and Cash Equivalents of at least the higher of (i) $20,000,000 and (ii) six per cent (6%) of the Total Interest Bearing Debt; and

(b)	a Value Adjusted Tangible Net Worth of at least $200,000,000; and

(c)	an Equity Ratio of the Guarantor of not less than twenty five per cent (25%); and

(d)	a Working Capital for the Guarantor greater than zero.

21.2	Financial testing The financial covenants set out in Clause 21.1 shall be calculated on the Guarantor’s consolidated figures and in accordance with GAAP tested (i) on a six monthly basis by reference to each of its financial statements delivered pursuant to Clause 20.1 (Financial statements) (whether audited or un-audited) and each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate) and (ii) at such other times reasonably requested by the Agent (provided always that there should not be more than an aggregate of two testings in any calendar year except where an Event of Default has occurred which is continuing) by reference to such documentation as is then available or made available in accordance with Clause 20.4 (Information: miscellaneous) and presented to the Agent in form and substance satisfactory to the Majority Lenders.

21.3	Most favoured lender status

(a)	If at any time, the Guarantor or either Borrower shall agree to (or amend, or modify) any financial covenant with any of its other creditors and such financial covenant is not contained in this Agreement or would be more beneficial to the Finance Parties than any analogous financial covenant contained in this Agreement, then:

(i)	the Guarantor shall promptly inform the Agent thereof in reasonable detail;

(ii)	such additional financial covenant shall be deemed incorporated mutatis mutandis by reference into this Agreement, effective as of the date when such additional financial covenant became effective between the Guarantor and/or relevant Borrower(s) and its other creditor(s); and

(iii)	the Security Parties shall enter into any additional agreement, amendment or addendum to this Agreement as requested by the Agent in order to evidence the incorporation of such additional financial covenant.

(b)	Any additional financial covenant incorporated into this Agreement shall:

(i)	remain unchanged in this Agreement notwithstanding any waiver of such additional financial covenant by any other creditor(s);

(ii)	be deemed automatically amended in this Agreement to reflect any subsequent amendments made to such additional financial covenant with such other creditor(s); and

(iii)	be deemed deleted from this Agreement at such time as such additional financial covenant is deleted or otherwise removed from the agreement between the relevant Security Party and its other creditor(s).

22	General Undertakings

The undertakings in this Clause 22 remain in force for the duration of the Facility Period.

22.1	Authorisations Each Borrower and the Guarantor shall promptly:

22.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

22.1.2	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(a)	enable any Security Party to perform its obligations under the Finance Documents to which it is a party;

(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(c)	enable any Security Party to carry on its business where failure to do so has or is likely to have a Material Adverse Effect.

22.2	Compliance with laws

22.2.1	Each Borrower and the Guarantor shall comply (and shall procure that each other Security Party, each other member of the Group and each Affiliate of any of them shall comply), in all respects with all laws to which it may be subject, if (except as regards Sanctions, to which Clause 22.2.2 applies, and anti-corruption laws, to which Clause 22.5 applies) failure so to comply has or is likely to have a Material Adverse Effect.

22.2.2	Each Borrower and the Guarantor shall comply (and shall procure that each other Security Party, each other member of the Group and each Affiliate of any of them shall comply) in all respects with all Sanctions.

22.3	Environmental compliance

Each Borrower and the Guarantor shall:

22.3.1	comply with all Environmental Laws;

22.3.2	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

22.3.3	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is likely to have a Material Adverse Effect.

22.4	Environmental Claims

Each Borrower and the Guarantor shall promptly upon becoming aware of the same, inform the Agent in writing of:

22.4.1	any Environmental Claim against any of the Security Parties which is current, pending or threatened; and

22.4.2	any facts or circumstances which are likely to result in any Environmental Claim being commenced or threatened against any of the Security Parties,

where the claim, if determined against that Security Party, has or is likely to have a Material Adverse Effect.

22.5	Anti-corruption law

22.5.1	Each Borrower and the Guarantor shall not (and shall procure that no other Security Party will) directly or indirectly use the proceeds of the Loan for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

22.5.2	Each Borrower and the Guarantor shall (and shall procure that each other Security Party shall):

(a)	conduct its businesses in compliance with applicable anti-corruption laws; and

(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.

22.6	Taxation

22.6.1	Each Borrower and the Guarantor shall (and shall procure that each other Security Party shall) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 20.1 (Financial statements); and

(c)	such payment can be lawfully withheld.

22.6.2	Neither either Borrower nor the Guarantor may change its residence for Tax purposes.

22.7	Evidence of good standing Each Borrower will from time to time if requested by the Agent provide the Agent with evidence in form and substance satisfactory to the Agent that the Security Parties and all corporate shareholders of any of the Security Parties remain in good standing.

22.8	Pari passu ranking Each Borrower and the Guarantor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.9	Negative pledge

22.9.1	Neither Borrower will create nor permit to subsist any Encumbrance over any of its assets and the Guarantor shall not create or permit to subsist any Encumbrance over any of its assets which are the subject of a Security Document.

22.9.2	Neither Borrower will:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Security Party;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

22.9.3	Clauses 22.9.1 and 22.9.2 do not apply to any Encumbrance, which is a Permitted Encumbrance.

22.10	Disposals Neither Borrower will enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

22.11	Arm’s length basis Neither Borrower will enter into any transaction with any person except on arm’s length terms and for full market value.

22.12	Merger Neither Borrower nor the Guarantor will enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

22.13	Change of business Neither Borrower nor the Guarantor will make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

22.14	No other business No Borrower will engage in any business other than the ownership, operation, chartering and management of its Vessel and the Guarantor will not engage in any business other than owning, operating, and managing tankers.

22.15	No acquisitions Neither Borrower will acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or incorporate a company.

22.16	No change of ownership Neither Borrower shall permit any change in its shareholding (being 100% directly or indirectly owned and controlled by the Guarantor at the date of this Agreement) without the prior written consent of the Agent (such consent not to be unreasonably withheld).

22.17	Executive Management The Guarantor shall ensure that there is no change in the executive management of any of the Security Parties as at the date of this Agreement without the prior written consent of the Agent.

22.18	Consent to charters Neither Borrower shall enter into any bareboat charter nor any Charter without the prior written consent of the Agent (such consent not to be unreasonably withheld). If the Agent so requests the Borrowers will promptly deliver to the Agent a duly executed specific assignment of any Charter (in form and substance acceptable to the Agent in its sole discretion) together with such legal opinions as the Agent may require.

22.19	No borrowings Neither Borrower will incur or allow to remain outstanding any Financial Indebtedness (except for (i) the Loan (ii) Treasury Transactions entered into under the Master Agreement pursuant to Clause 8.5 or (iii) any liability to the Guarantor or any of its Subsidiaries which is fully subordinated to the Loan on terms and conditions acceptable to the Agent).

22.20	No substantial liabilities Neither Borrower will incur any liability to any third party which is in the Agent’s reasonable opinion of a substantial nature except for Treasury Transactions entered into under the Master Agreement pursuant to Clause 8.5.

22.21	No loans or credit Neither Borrower will be a creditor in respect of any Financial Indebtedness except for Treasury Transactions entered into under the Master Agreement pursuant to Clause 8.5.

22.22	No guarantees or indemnities Neither Borrower will incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

22.23	Dividends The Guarantor and each Borrower may:

(a)	pay dividends (or make any other distributions to its shareholders), or

(b)	buy-back its own common stock; or

(c)	enter into any derivative transactions having the same effect as a distribution;

however only to the extent that:

(i)	no Default is continuing or would result from the proposed transaction, and

(ii)	after giving effect to such transaction, the Guarantor and its Subsidiaries remain in full compliance with the provisions of this Agreement (including those set out in Clause 21 (Financial Covenants).

22.24	Inspection of records Each Borrower and the Guarantor will permit the inspection of its financial records and accounts from time to time (but limited to once a year unless an Event of Default has occurred and is continuing) by the Agent or its nominee.

22.25	No change in Relevant Documents Neither any Borrower nor the Guarantor will in a material respect amend, vary, novate, supplement, supersede, waive or terminate any term of, any of the Relevant Documents which are not Finance Documents, or any other document delivered to the Agent pursuant to Clause 4.1 (Tranche A conditions precedent) or Clause 4.2 (Further conditions precedent) or Clause 4.6 (Tranche B conditions subsequent).

22.26	Further assurance

22.26.1	Each Borrower and the Guarantor shall procure that each other Security Party shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may specify (and in such form as the Security Agent may require in favour of the Security Agent or its nominee(s)):

(a)	to perfect any Encumbrance created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Encumbrance over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(b)	to confer on the Security Agent or confer on the Finance Parties an Encumbrance over any property and assets of that Borrower or that other Security Party as located in any jurisdiction equivalent or similar to the Encumbrance intended to be conferred by or pursuant to the Security Documents; and/or

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

22.26.2	Each Borrower and the Guarantor shall (and shall procure that each other Security Party shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Encumbrance conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

22.27	No dealings with Master Agreement No Borrower shall assign, novate or encumber or in any other way transfer any of its rights or obligations under the Master Agreement except pursuant to the Master Agreement Proceeds Charge, nor enter into any interest rate exchange or hedging agreement with anyone other than the Swap Provider.

23	Events of Default

23.1	Events of Default Each of the events or circumstances set out in this Clause 23.1 is an Event of Default.

23.1.1	Non-payment A Security Party does not pay on the due date any amount payable by it under a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

23.1.2	Other specific obligations

(a)	Any requirement of Clause 21 (Financial Covenants) is not satisfied provided that no Event of Default shall occur under this Clause 23.1.3(a) if the failure to comply is remedied within five Business Days of the earlier of (i) the Agent giving notice to the Borrowers and (ii) the Borrowers or the Guarantor becoming aware of the failure to comply.

(b)	A Security Party does not comply with any obligation in a Finance Document relating to the Insurances or with Clause 17.16 (Additional security).

23.1.3	Other obligations

(a)	A Security Party does not comply with any provision of a Finance Document (other than those referred to in Clause 23.1.1 (Non-payment) and Clause 23.1.2 (Other specific obligations).

(b)	No Event of Default under this Clause 23.1.3 will occur if the failure to comply is capable of remedy and is remedied within ten Business Days of the earlier of (i) the Agent giving notice to the Borrowers and (ii) the Borrowers becoming aware of the failure to comply.

23.1.4	Misrepresentation Any representation or statement made or deemed to be repeated by a Security Party in any Finance Document or any other document delivered by or on behalf of a Security Party under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.1.5	Cross default Any Financial Indebtedness of a Security Party:

(a)	is not paid when due nor within any originally applicable grace period; or

(b)	is declared to be, or otherwise becomes, due and payable prior to its specified maturity as a result of an event of default (however described); or

(c)	is capable of being declared by a creditor to be due and payable prior to its specified maturity as a result an event of default (howsoever described).

No Event of Default will occur under this Clause 23.1.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within (a) to (c) is less than $1,000,000 in respect of the Borrowers and $5,000,000 in respect of the Guarantor (or its equivalent in any other currency or currencies).

23.1.6	Insolvency

(a)	A Security Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts, or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of a Security Party is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of a Security Party. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

23.1.7	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken for:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Security Party;

(b)	a composition, compromise, assignment or arrangement with any creditor of a Security Party;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of a Security Party or any of its assets; or

(d)	enforcement of any Encumbrance over any assets of a Security Party,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 23.1.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.

23.1.8	Creditors’ process Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Security Party having an aggregate value of $1,000,000 and is not discharged within 30 days.

23.1.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for a Security Party to perform any of its obligations under the Finance Documents or any Encumbrance created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)	Any obligation or obligations of any Security Party under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Encumbrance created or expressed to be created or evidenced by the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

23.1.10	Cessation of business A Security Party ceases, or threatens to cease, to carry on all or a substantial part of its business.

23.1.11	Change in ownership or control of a Borrower There is any change in the beneficial ownership or control of a Borrower from that advised to the Agent by that Borrower at the date of this Agreement (namely, being 100% directly or indirectly owned and controlled by the Guarantor).

23.1.12	Expropriation The authority or ability of a Security Party to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to a Security Party or any of its assets.

23.1.13	Repudiation and rescission of agreements

(a)	A Security Party rescinds or repudiates a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

(b)	Subject to Clause 23.1.13(c), any party to any of the Relevant Documents that is not a Finance Document rescinds or repudiates that Relevant Document in whole or in part where to do so has or is, in the opinion of the Majority Lenders, likely to have a Material Adverse Effect.

(c)	Any of the Management Agreements is terminated, cancelled or otherwise ceases to remain in full force and effect at any time prior to its contractual expiry date and is not immediately replaced by a similar agreement in form and substance satisfactory to the Majority Lenders.

23.1.14	Conditions subsequent Any of the conditions referred to in Clause 4.4 (Tranche A conditions subsequent) or Clause 4.6 (Tranche B conditions subsequent) is not satisfied (or waived by the Agent) in writing within the time required by the Agent.

23.1.15	Revocation or modification of Authorisation Any Authorisation of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable any of the Security Parties to comply with any of their obligations under any Relevant Document is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which is likely to have a Material Adverse Effect.

23.1.16	Loss of Vessel A Vessel suffers a Total Loss or is otherwise destroyed or abandoned, except that a Total Loss (which term shall for the purposes of the remainder of this Clause 23.1.16 include an event similar to a Total Loss in relation to any other vessel) shall not be an Event of Default if:

(a)	that Vessel is insured in accordance with the Security Documents and a claim for Total Loss is available under the terms of the relevant insurances; and

(b)	no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Agent in its discretion that any such refusal or dispute is likely to occur; and

(c)	payment of all insurance proceeds in respect of the Total Loss is made in full to the Security Agent within 120 days of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Agent may in its discretion agree.

23.1.17	Challenge to registration The registration of a Vessel or a Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of a Mortgage is contested.

23.1.18	War The country of registration of a Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent in its discretion considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

23.1.19	Master Agreement termination A notice is given by the Swap Provider under section 6(a) of the Master Agreement, or by any person under section 6(b)(iv) of the Master Agreement, in either case designating an Early Termination Date for the purpose of the Master Agreement, or the Master Agreement is for any other reason terminated, cancelled, suspended, rescinded, revoked or otherwise ceases to remain in full force and effect.

23.1.20	Notice of determination The Guarantor gives notice to the Security Agent to determine any obligations under the Guarantee.

23.1.21	Litigation Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Relevant Documents or the transactions contemplated in the Relevant Documents or against a Security Party or its assets which have or are likely to have a Material Adverse Effect.

23.1.22	Material adverse change Any event or circumstance occurs which the Majority Lenders believe has or is likely to have a Material Adverse Effect.

23.1.23	Sanctions

(a)	Any of the Security Parties or any Affiliate of any of them becomes a Prohibited Person or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Prohibited Person or any of such persons becomes the owner or controller of a Prohibited Person.

(b)	Any proceeds of the Loan are made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise is, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

(c)	Any of the Security Parties, any other member of the Group or any Affiliate of any of them is not in compliance with all Sanctions.

23.1.24	Shareholding in Guarantor Any investor or group of investors acts in concert to gain ownership or control of more than thirty three and one third per cent (33⅓%) of shares in the Guarantor.

23.2	Acceleration On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders:

23.2.1	by notice to the Borrowers cancel the Total Commitments, at which time they shall immediately be cancelled;

23.2.2	by notice to the Borrowers declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, at which time they shall become immediately due and payable;

23.2.3	by notice to the Borrowers declare that the Loan is payable on demand, at which time it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

23.2.4	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

Section 9	Changes to Parties

24	Changes to the Lenders

24.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (including, without limitation a member of the European System of Central Banks) (the “New Lender”).

(b)	Any assignment or transfer shall be in a minimum amount of $10,000,000.

(c)	The consent of the Guarantor is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	to a reputable shipping bank which has a minimum rating of “BBB” at Standard & Poor or “Baa” at Moody’s; or

(iii)	made at a time when an Event of Default is continuing.

In the case of (c)(i), (c)(ii) or (c)(iii) above an Existing Lender may freely proceed with any such transfer or assignment.

24.2	Conditions of assignment or transfer

24.2.1	An assignment will only be effective on:

(a)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(b)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

24.2.2	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

24.2.3	If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, a Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.2.4	Each New Lender confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

24.3	Assignment or transfer fee Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender or (ii) to a Related Fund, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $5,000.

24.4	Limitation of responsibility of Existing Lenders

24.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Relevant Documents or any other documents;

(b)	the financial condition of any Security Party;

(c)	the performance and observance by any Security Party of its obligations under the Relevant Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any of the Relevant Documents or any other document,

and any representations or warranties implied by law are excluded.

24.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Security Party and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any of the Relevant Documents; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Security Party and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

24.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Security Party of its obligations under the Relevant Documents or otherwise.

24.5	Procedure for transfer

24.5.1	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 24.5.3 when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 24.2.1(b), as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

24.5.2	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

24.5.3	Subject to Clause 24.9 (Pro rata interest settlement), on the Transfer Date:

(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each Borrower and the Guarantor and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(b)	each Borrower and the Guarantor and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Borrower and the Guarantor and the New Lender have assumed and/or acquired the same in place of that Borrower and the Guarantor and the Existing Lender;

(c)	the Agent, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Security Agent and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(d)	the New Lender shall become a Party as a “Lender”.

24.6	Procedure for assignment

24.6.1	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with Clause 24.6.3 when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 24.6.2, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

24.6.2	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

24.6.3	Subject to Clause 24.9 (Pro rata interest settlement), on the Transfer Date:

(a)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of any Encumbrance created or expressed to be created or evidenced by the Security Documents and expressed to be the subject of the assignment in the Assignment Agreement;

(b)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of any Encumbrance created or expressed to be created or evidenced by the Security Documents); and

(c)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

24.6.4	Lenders may utilise procedures other than those set out in this Clause 24.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Security Party or unless in accordance with Clause 24.5 (Procedure for transfer), to obtain a release by that Security Party from the obligations owed to that Security Party by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 24.2 (Conditions of assignment or transfer).

24.7	Copy of Transfer Certificate or Assignment Agreement to Borrowers The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrowers a copy of that Transfer Certificate or Assignment Agreement.

24.8	Security over Lenders’ rights In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Security Party, at any time charge, assign or otherwise create Encumbrances in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

24.8.1	any charge, assignment or other Encumbrance to secure obligations to a federal reserve or central bank; and

24.8.2
in the case of any Lender which is a fund, any charge, assignment or other Encumbrance granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Encumbrance shall:

(a)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Encumbrance for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by a Security Party other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

24.9	Pro rata interest settlement

24.9.1	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 24.5 (Procedure for transfer) or any assignment pursuant to Clause 24.6 (Procedure for assignment) the Transfer Date of which is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six months, on the next of the dates which falls at six monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 24.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

24.9.2	In this Clause 24.9 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

25	No Changes to the Security Parties

25.1	No assignment or transfer by Security Parties No Security Party may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

Section 10	The Finance Parties

26	Role of the Agent and the Security Agent

26.1	Appointment of the Agent

26.1.1	Each of the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents and each of the Lenders and the Agent appoints the Security Agent to act as its security agent for the purpose of the Security Documents.

26.1.2	Each of the Lenders authorises the Agent and each of the Lenders and the Agent authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent or the Security Agent (as the case may be) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.1.3	The Swap Provider appoints the Security Agent to act as its security agent for the purpose of the Security Documents and authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Security Documents together with any other incidental rights, powers, authorities and discretions.

26.1.4	Except in Clause 26.13 (Replacement of the Agent) or where the context otherwise requires, references in this Clause 26 to the “Agent” shall mean the Agent and the Security Agent individually and collectively and references in this Clause 26 to the “Finance Documents” or to any “Finance Document” shall not include the Master Agreement.

26.2	Instructions

26.2.1	The Agent shall:

(a)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(i)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(ii)	in all other cases, the Majority Lenders; and

(b)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with Clause 26.2.1(a).

26.2.2	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

26.2.3	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

26.2.4	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

26.2.5	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

26.2.6	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This Clause 26.2.6 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Finance Documents or the enforcement of the Finance Documents.

26.3	Duties of the Agent

26.3.1	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.3.2	Subject to Clause 26.3.3, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

26.3.3	Without prejudice to Clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Borrowers), Clause 26.3.2 shall not apply to any Transfer Certificate or any Assignment Agreement.

26.3.4	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

26.3.5	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

26.3.6	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

26.3.7	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

26.4	No fiduciary duties

26.4.1	Subject to Clause 26.11 (Trust) which relates to the Security Agent only, nothing in any Finance Document constitutes the Agent as a trustee or fiduciary of any other person.

26.4.2	The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with Security Parties and the Group The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with either Borrower, any other Security Party or its Affiliate and any other member of the Group.

26.6	Rights and discretions of the Agent

26.6.1	The Agent may:

(a)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(b)	assume that:

(i)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(ii)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of (A), may assume the truth and accuracy of that certificate.

26.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders or security agent for the Finance Parties (as the case may be)) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Events of Default));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by the Borrowers (other than a Drawdown Request) is made on behalf of and with the consent and knowledge of all the Security Parties.

26.6.3	The Agent may engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts.

26.6.4	Without prejudice to the generality of Clause 26.6.3 or Clause 26.6.5, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its opinion deems this to be desirable.

26.6.5	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

26.6.6	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(a)	be liable for any error of judgment made by any such person; or

(b)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

26.6.7	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it believes it has received as agent under this Agreement.

26.6.8	Without prejudice to the generality of Clause 26.6.7, the Agent:

(a)	may disclose; and

(b)	on the written request of the Borrowers or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Borrowers and to the other Finance Parties.

26.6.9	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.6.10	The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of Clause 10.2.2 (Market Disruption).

26.6.11	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not assured to it.

26.7	Responsibility for documentation The Agent is not responsible or liable for:

26.7.1	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, a Security Party or any other person given in or in connection with any Relevant Document or the transactions contemplated in the Relevant Documents; or

26.7.2	the legality, validity, effectiveness, adequacy or enforceability of any Relevant Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Relevant Document; or

26.7.3	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.8	No duty to monitor The Agent shall not be bound to enquire:

26.8.1	whether or not any Default has occurred;

26.8.2	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

26.8.3	whether any other event specified in any Finance Document has occurred.

26.9	Exclusion of liability

26.9.1	Without limiting Clause 26.9.2 (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent) the Agent shall not be liable for:

(a)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or any Encumbrance created or expressed to be created or evidenced by the Security Documents, unless directly caused by its gross negligence or wilful misconduct;

(b)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, any Encumbrance created or expressed to be created or evidenced by the Security Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or any Encumbrance created or expressed to be created or evidenced by the Security Documents;

(c)	any shortfall which arises on the enforcement or realisation of the Trust Property; or

(d)	without prejudice to the generality of Clauses 26.9.1(a), 26.9.1(b) and 26.9.1(c), any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(i)	any act, event or circumstance not reasonably within its control; or

(ii)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

26.9.2	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Relevant Document and any officer, employee or agent of the Agent may rely on this Clause.

26.9.3	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

26.9.4	Nothing in this Agreement shall oblige the Agent to carry out:

(a)	any “know your customer” or other checks in relation to any person;

(b)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

26.9.5	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or any Encumbrance created or expressed to be created or evidenced by the Security Documents shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

26.10	Lenders’ indemnity to the Agent

26.10.1	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and every Receiver and Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct) in acting as Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Agent, Receiver or Delegate has been reimbursed by a Security Party pursuant to a Finance Document).

26.10.2	Subject to Clause 26.10.3, the Borrowers shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to Clause 26.10.1

26.10.3	Clause 26.10.2 shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to a Security Party.

26.11	Trust The Security Agent agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 26.11, the Security Agent holds the Trust Property on trust for the Finance Parties absolutely. Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Security Agent shall be performed and exercised in accordance with this Clause 26.11. The Security Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as security agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:

26.11.1	the Security Agent and any Delegate may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Security Agent or any Delegate by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents;

26.11.2	the other Finance Parties acknowledge that the Security Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance;

26.11.3	the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of 125 years from the date of this Agreement;

26.11.4	the Security Agent shall not be liable for any failure, omission, or defect in perfecting the security constituted or created by any Finance Document including, without limitation, any failure to register the same in accordance with the provisions of any of the documents of title of any Security Party to any of the assets thereby charged or effect or procure registration of or otherwise protect the security created by any Security Document under any registration laws in any jurisdiction and may accept without enquiry such title as any Security Party may have to any asset;

26.11.5	the Security Agent shall not be under any obligation to hold any title deed, Finance Document or any other documents in connection with the Finance Documents or any other documents in connection with the property charged by any Finance Document or any other such security in its own possession or to take any steps to protect or preserve the same, and may permit any Security Party to retain all such title deeds, Finance Documents and other documents in its possession; and

26.11.6	save as otherwise provided in the Finance Documents, all moneys which under the trusts therein contained are received by the Security Agent may be invested in the name of or under the control of the Security Agent in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent, and the same may be placed on deposit in the name of or under the control of the Security Agent at such bank or institution (including the Security Agent) and upon such terms as the Security Agent may think fit.

The provisions of Part I of the Trustee Act 2000 shall not apply to the Security Agent or the Trust Property.

26.12	Resignation of the Agent

26.12.1	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrowers.

26.12.2	Alternatively the Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Agent.

26.12.3	If the Majority Lenders have not appointed a successor Agent in accordance with Clause 26.12.2 within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrowers) may appoint a successor Agent.

26.12.4	If the Agent wishes to resign because it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under Clause 26.12.3, the Agent may (if it concludes that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 26 consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

26.12.5	The retiring Agent shall, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Guarantor shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

26.12.6	The Agent’s resignation notice shall only take effect upon the appointment of a successor and (in the case of the Security Agent) the transfer of all the Trust Property to that successor.

26.12.7	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 26.12.5) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 26 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.12.8	The Agent shall resign in accordance with Clause 26.12.2 (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to Clause 26.12.3) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)	the Agent fails to respond to a request under Clause 12.7 (FATCA information) and the Guarantor or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)	the information supplied by the Agent pursuant to Clause 12.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Borrowers and the Lenders in writing that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Guarantor or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Guarantor or that Lender, by notice to the Agent, requires it to resign.

26.13	Replacement of the Agent

26.13.1	After consultation with the Borrowers, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority lenders) replace the Agent by appointing a successor Agent.

26.13.2	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its function as Agent under the Finance Documents.

26.13.3	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 26.13.2 but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 26 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

26.13.4	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.14	Confidentiality

26.14.1	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

26.14.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.15	Relationship with the Lenders

26.15.1	Subject to Clause 24.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(a)	entitled to or liable for any payment due under any Finance Document on that day; and

(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

26.15.2	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 31.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 31.2 (Addresses) and Clause 31.6.1(b) (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

26.16	Credit appraisal by the Lenders Without affecting the responsibility of any Security Party for information supplied by it or on its behalf in connection with any Relevant Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Relevant Document including but not limited to:

26.16.1	the financial condition, status and nature of each Security Party;

26.16.2	the legality, validity, effectiveness, adequacy or enforceability of any Relevant Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Relevant Document;

26.16.3	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Relevant Document, the transactions contemplated by the Relevant Document or any other agreement, arrangement or document entered into, made or executed in anticipation of under or in connection with any Relevant Document; and

26.16.4	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any Encumbrance created or expressed to be created or evidenced by the Security Documents or the existence of any Encumbrance affecting the Charged Property.

26.17	Deduction from amounts payable by the Agent If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27	Conduct of Business by the Finance Parties

No provision of this Agreement will:

27.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

27.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

27.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28	Sharing among the Finance Parties

28.1	Payments to Finance Parties If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from a Security Party other than in accordance with Clause 29 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

28.1.1	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

28.1.2	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

28.1.3	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.6 (Partial payments).

28.2	Redistribution of payments The Agent shall treat the Sharing Payment as if it had been paid by the relevant Security Party and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 29.6 (Partial payments) towards the obligations of that Security Party to the Sharing Finance Parties.

28.3	Recovering Finance Party’s rightsOn a distribution by the Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from a Security Party, as between the relevant Security Party and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Security Party.

28.4	Reversal of redistribution If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

28.4.1	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

28.4.2	as between the relevant Security Party and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Security Party.

28.5	Exceptions

28.5.1	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Security Party.

28.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Section 11	Administration

29	Payment Mechanics

29.1	Payments to the Agent On each date on which a Security Party or a Lender is required to make a payment under a Finance Document (other than the Master Agreement), that Security Party or that Lender shall make the same available to the Agent for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

29.2	Distributions by the Agent Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to a Security Party) and Clause 29.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency.

29.3	Distributions to a Security Party The Agent may (with the consent of a Security Party or in accordance with Clause 30 (Set-Off)) apply any amount received by it for that Security Party in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Security Party under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback and pre-funding

29.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

29.4.2	Unless Clause 29.4.3 applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.4.3	If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(a)	the Agent shall notify the Borrowers of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(b)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

29.5	Impaired Agent

29.5.1	If, at any time, the Agent becomes an Impaired Agent, a Security Party or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 29.1 (Payments to the Agent) may instead either:

(a)	pay that amount direct to the required recipient(s); or

(b)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank in relation to which no Insolvency Event has occurred and is continuing, in the name of the Security Party or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

29.5.2	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

29.5.3	A Party which has made a payment in accordance with this Clause 29.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

29.5.4	Promptly upon the appointment of a successor Agent in accordance with Clause 26.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to Clause 29.5.5) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 29.2 (Distributions by the Agent).

29.5.5	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(a)	that it has not given an instruction pursuant to Clause 29.5.4; and

(b)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

29.6	Partial payments

29.6.1	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by a Security Party under the Finance Documents (other than the Master Agreement), the Agent shall apply that payment towards the obligations of that Security Party under the Finance Documents (other than the Master Agreement) in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Security Agent under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

29.6.2	The Agent shall, if so directed by the Majority Lenders, vary the order set out in Clauses 29.6.1(b) to 29.6.1(d).

29.6.3	Clauses 29.6.1 and 29.6.2 will override any appropriation made by a Security Party.

29.7	No set-off by Security Parties All payments to be made by a Security Party under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.8	Business Days Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.9	Currency of account

29.9.1	Subject to Clauses 29.9.2 to 29.9.5, dollars is the currency of account and payment for any sum due from a Security Party under any Finance Document.

29.9.2	A repayment or payment of all or part of a Vessel Loan or an Unpaid Sum shall be made in the currency in which that Vessel Loan or Unpaid Sum is denominated on its due date.

29.9.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

29.9.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

29.9.5	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

29.10	Control account The Agent shall open and maintain on its books a control account in the names of the Borrowers showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrowers’ obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 29.10 and those entries will, in the absence of manifest error, be conclusive and binding.

29.11	Change of currency

29.11.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrowers); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent.

29.11.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30	Set-Off

30.1	Set-off A Finance Party may set off any matured obligation due from a Security Party under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Security Party, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.2	Master Agreement rights The rights conferred on the Swap Provider by this Clause 30 shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Swap Provider by the Master Agreement.

31	Notices

31.1	Communications in writing Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

31.2.1	in the case of each Borrower, that identified with its name below on the signature page;

31.2.2	in the case of the Guarantor, that identified with its name below on the signature page;

31.2.3	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party;

31.2.4	in the case of the Swap Provider, that identified with its name below on the signature page; and

31.2.5	in the case of the Agent or the Security Agent, that identified with its name below on the signature page,

or any substitute address, fax number, or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3	Delivery Any communication or document made or delivered by one Party to another under or in connection with the Finance Documents will only be effective:

31.3.1	if by way of fax, when received in legible form; or

31.3.2	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or the Security Agent’s signature below (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

All notices from or to a Security Party (save in respect of the Master Agreement) shall be sent through the Agent.

Any communication or document which becomes effective, in accordance with this Clause 31.3, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

31.4	Notification of address and fax number Promptly upon changing its address or fax number, the Agent shall notify the other Parties.

31.5	Communication when Agent is Impaired Agent If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

31.6	Electronic communication

31.6.1	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

31.6.2	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

31.6.3	Any electronic communication which becomes effective, in accordance with Clause 31.6.2, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

31.7	English language Any notice given under or in connection with any Finance Document must be in English. All other documents provided under or in connection with any Finance Document must be:

31.7.1	in English; or

31.7.2	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32	Calculations and Certificates

32.1	Accounts In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Agent are prima facie evidence of the matters to which they relate.

32.2	Certificates and determinations Any certification or determination by the Agent of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document.  No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35	Amendments and Waivers

35.1	Required consents

35.1.1	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents (other than the Master Agreement) may be amended or waived only with the consent of the Majority Lenders and the Borrowers and any such amendment or waiver will be binding on all Parties.

35.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 35.

35.1.3	Without prejudice to the generality of Clauses 26.6.3, 26.6.4 and 26.6.5 (Rights and discretions of the Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

35.2	Exceptions

35.2.1	An amendment, waiver or (in the case of a Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably;

(f)	a change to a Borrower or a change to the Guarantor;

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders), this Clause 35, Clause 39 (Governing Law) or Clause 40.1 (Jurisdiction of English courts);

(i)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	any Guarantee;

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Security Documents are distributed; or

(j)	the release of any Guarantee or of any Encumbrance created or expressed to be created or evidenced by the Security Documents unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of any Encumbrance created or expressed to be created or evidenced by the Security Documents where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

shall not be made, or given, without the prior consent of all the Lenders.

35.2.2	An amendment or waiver which relates to the rights or obligations of the Agent or the Security Agent (each in their capacity as such) may not be effected without the consent of the Agent or the Security Agent as the case may be.

35.3	Excluded Commitments

If:

35.3.1	any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within a period agreed by the Agent after consultation with the Borrowers; or

35.3.2	any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in Clauses 35.2.1(b), 35.2.1(c) and 35.2.1(e) (Exceptions)) or other or such a vote within a period agreed by the Agent after consultation with the Borrowers, then:

(a)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

36	Confidentiality

36.1	Confidential Information Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 36.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

36.2	Disclosure of Confidential Information Any Finance Party may disclose:

36.2.1	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 36.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

36.2.2	to any person:

(a)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(b)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Security Parties and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(c)	appointed by any Finance Party or by a person to whom Clause 36.2.2(a) or 36.2.2(b) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 26.15.2 (Relationship with the Lenders));

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 36.2.2(a) or 36.2.2(b);

(e)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(g)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.8 (Security over Lenders’ rights);

(h)	who is a Party; or

(i)	with the consent of the Borrowers;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(i)	in relation to Clauses 36.2.2(a), 36.2.2(b) and 36.2.2(c), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(ii)	in relation to Clause 36.2.2(d), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(iii)	in relation to Clauses 36.2.2(e), 36.2.2(f) and 36.2.2(g), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the reasonable opinion of that Finance Party, it is not practicable so to do in the circumstances; and

36.2.3	to any person appointed by that Finance Party or by a person to whom Clause 36.2.2(a) or 36.2.2(b) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 36.2.3 if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking; and

36.2.4	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Security Parties and/or the Group if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information. Any Lender may also disclose the size and term of the Loan and the name of each of the Security Parties to any investor or a potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Lender’s rights or obligations under the Finance Documents.

36.3	Entire agreement This Clause 36 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

36.4	Inside information Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

36.5	Notification of disclosure Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers:

36.5.1	of the circumstances of any disclosure of Confidential Information made pursuant to Clause 36.2.2(e) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and

36.5.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 36.

36.6	Continuing obligations The obligations in this Clause 36 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

36.6.1	the date on which all amounts payable by the Security Parties under or in connection with the Finance Documents have been paid in full and the Loan has been cancelled or otherwise ceases to be available; and

36.6.2	the date on which such Finance Party otherwise ceases to be a Finance Party.

37	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

38	Joint and Several Liability

38.1	Nature of liability The representations, warranties, covenants, obligations and undertakings of the Borrowers contained in this Agreement shall be joint and several so that each Borrower shall be jointly and severally liable with all the Borrowers for all of the same and such liability shall not in any way be discharged, impaired or otherwise affected by:

38.1.1	any forbearance (whether as to payment or otherwise) or any time or other indulgence granted to any other Borrower or any other Security Party under or in connection with any Finance Document;

38.1.2	any amendment, variation, novation or replacement of any other Finance Document;

38.1.3	any failure of any Finance Document to be legal valid binding and enforceable in relation to any other Borrower or any other Security Party for any reason;

38.1.4	the winding-up or dissolution of any other Borrower or any other Security Party;

38.1.5	the release (whether in whole or in part) of, or the entering into of any compromise or composition with, any other Borrower or any other Security Party; or

38.1.6	any other act, omission, thing or circumstance which would or might, but for this provision, operate to discharge, impair or otherwise affect such liability.

38.2	No rights as surety Until the Indebtedness has been unconditionally and irrevocably paid and discharged in full, each Borrower agrees that it shall not, by virtue of any payment made under this Agreement on account of the Indebtedness or by virtue of any enforcement by a Finance Party of its rights under this Agreement or by virtue of any relationship between, or transaction involving, the relevant Borrower and any other Borrower or any other Security Party:

38.2.1	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by a Finance Party or any other person; or

38.2.2	exercise any right of contribution from any other Borrower or any other Security Party under any Finance Document; or

38.2.3	exercise any right of set-off or counterclaim against any other Borrower or any other Security Party; or

38.2.4	receive, claim or have the benefit of any payment, distribution, security or indemnity from any other Borrower or any other Security Party; or

38.2.5	unless so directed by the Agent (when the relevant Borrower will prove in accordance with such directions), claim as a creditor of any other Borrower or any other Security Party in competition with any Finance Party and each Borrower shall hold in trust for the Finance Parties and forthwith pay or transfer (as appropriate) to the Agent any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.

Section 12	Governing Law and Enforcement

39	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

40	Enforcement

40.1	Jurisdiction of English courts The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”). Each Party agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

This Clause 40.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, any Finance Party may take concurrent proceedings in any number of jurisdictions.

40.2	Service of process

40.2.1	Without prejudice to any other mode of service allowed under any relevant law, each Borrower and the Guarantor:

(a)	irrevocably appoints Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify that Borrower or the Guarantor (as the case may be) of the process will not invalidate the proceedings concerned.

40.2.2	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process or terminates its appointment as agent for service of process, the relevant Borrower or the Guarantor (as the case may be) must immediately (and in any event within [five] days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Original Lenders

Name and address of Original Lender	Commitment
Credit Agricole Corporate and Investment Bank 9 quai du President Paul Doumer 92920, Paris La Defense Cedex France	$90,000,000

Schedule 2
Part I
 Tranche A Conditions Precedent
1	Borrowers and Guarantor
(a)	Constitutional documents Copies of the constitutional documents of each of the Borrowers, the Guarantor and the Gamma Shareholder together with such other evidence as the Agent may reasonably require that each such Security Party is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.
(b)	Certificates of good standing A copy certificate of good standing in respect of each of the Borrowers, the Guarantor and the Gamma Shareholder (if such a certificate can be obtained).
(c)	Board resolutions A copy of a resolution of the board of directors of each of the Borrowers, the Guarantor and the Samco Gamma Shareholder:
(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute those Relevant Documents; and
(ii)	authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or dispatched under those documents) on its behalf.
(d)	Specimen signatures or Copy passports A specimen of the signature or copy of the passport of each person authorised by the resolutions referred to in (c).
(e)	Shareholder resolutions If required under the Relevant Jurisdiction, a copy of a resolution signed by all the holders of the issued shares in each of the Borrowers, the Guarantor and the Gamma Shareholder, approving the terms of, and the transactions contemplated by, the Relevant Documents to which that Security Party is a party.
(f)	Officer’s certificates An original certificate of a duly authorised officer of each of the Borrowers, the Guarantor and the Gamma Shareholder:
(i)	certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect;
(ii)	setting out the names of the directors, officers and shareholders of that Security Party and the proportion of shares held by each shareholder; and
(iii)	confirming that borrowing or guaranteeing or securing, as appropriate, the Loan would not cause any borrowing, guarantee, security or similar limit binding on that Security Party to be exceeded.

(g)	Evidence of registration Where such registration is required or permitted under the laws of the relevant jurisdiction, evidence that the names of the directors, officers and shareholders of each Security Party are duly registered in the companies registry or other registry in the country of incorporation of that Security Party.
(h)	Powers of attorney The original notarially attested and legalised power of attorney of each of the Borrowers, the Guarantor and the Gamma Shareholder under which the Relevant Documents to which it is or is to become a party are to be executed or transactions undertaken by that Security Party.
2	Security and related documents
(a)	Vessel documents Photocopies, certified as true, accurate and complete by an Authorised Officer of the relevant Borrower, of:
(i)	the Building Contract;
(ii)	any charterparty or other contract of employment of the Existing Vessel which will be in force on the Drawdown Date for Tranche A;
(iii)	the Management Agreements for the Existing Vessel;
(iv)	the Existing Vessel’s current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;
(v)	evidence of the Existing Vessel’s current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;
(vi)	the Existing Vessel’s current SMC;
(vii)	the ISM Company’s current DOC for the Existing Vessel;
(viii)	the Existing Vessel’s current ISSC;
(ix)	the Existing Vessel’s current IAPPC;
(x)	the Existing Vessel’s current Tonnage Certificate;
in each case together with all addenda, amendments or supplements.
(b)
Evidence of Existing Vessel Borrower’s title  A Certificate of Ownership and Encumbrance to evidence that on the Drawdown Date for Tranche A (i) the Existing Vessel is registered under the flag stated in Preliminary (A) in the ownership of the Existing Vessel Borrower and (ii) the Mortgage over the Existing Vessel has been registered against the Existing Vessel with first priority.

(c)	Evidence of insurance Evidence that the Existing Vessel is insured in the manner required by the relevant Security Documents and that letters of undertaking will be issued in the manner required by the relevant Security Documents, together with the written approval of the Insurances by an insurance adviser appointed by the Agent at the cost and expense of the Borrowers.
(d)	Confirmation of class A Certificate of Confirmation of Class for hull and machinery confirming that the Existing Vessel is classed with the highest class applicable to vessels of her type with Lloyd’s Register, AB or such other classification society as may be acceptable to the Agent.

(e)	Security Documents The Mortgage and the Assignment in respect of the Existing Vessel, the Account Security Deed for the Existing Vessel Borrower’s Accounts, the Share Pledges, the Master Agreement Proceeds Charge and any other Credit Support Documents, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.
(f)	Mandates Such duly signed forms of mandate, and/or other evidence of the opening of the Accounts for the Existing Vessel Borrower, as the Security Agent may require.
(g)	Managers’ Undertakings and consent to Loss Payable Clause The Managers’ Undertakings together with duly executed letters of consent to Loss Payable Clause executed by each of the named assureds on the insurance policies for the Existing Vessel.
(h)	Account Holder’s confirmation The written confirmation of the Account Holder that the Existing Vessel Borrower’s Accounts have been opened with the Account Holder and to its actual knowledge are free from Encumbrances other than as created by or pursuant to the Security Documents and rights of set off in favour of the Account Holder as account holder.
(i)	Master Agreement The Master Agreement.
3	Legal opinions

The following legal opinions, each addressed to the Agent and the Security Agent and the Lenders and capable of being relied upon by the Lenders and the Swap Provider or confirmation satisfactory to the Agent that such opinions will be given:

(a)	a legal opinion of Stephenson Harwood LLP, legal advisers to the Agent as to English law substantially in the form distributed to the Lenders prior to signing this Agreement;
(b)	a legal opinion of Stephenson Harwood AARPI, Paris, legal advisers to the Agent as to French law in the form distributed to the Lenders prior to signing this Agreement; and
(c)	a legal opinion of the following legal advisers to the Agent:
(i)	Appleby as to Cayman Island law;
(ii)	Poles, Tublin Stratakis & Gonzalez, LLP as to Marshall Islands law; and
(iii)	Virtus Law LLP as to Singapore law.

4	Other documents and evidence
(a)	Drawdown Request A duly completed Drawdown Request in respect of Tranche A.
(b)	Process agent Evidence that any process agent referred to in Clause 40.2 (Service of process) and any process agent appointed under any other Finance Document has accepted its appointment.
(c)	Other Authorisations A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Relevant Document or for the validity and enforceability of any Relevant Document.
(d)	Financial statements A copy of each of the Original Financial Statements.
(e)	Fees The Fee Letter and evidence that the fees, costs and expenses then due from the Borrowers under Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the relevant Drawdown Date.
(f)	“Know your customer” documents Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

Part II
 Tranche A Conditions Subsequent
1	Letters of undertaking Letters of undertaking in respect of the Insurances for the Existing Vessel as required by the relevant Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.
2	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to any Security Documents received by the Agent pursuant to Part I of this Schedule 2.
3	Legal opinions Such of the legal opinions specified in Part I of this Schedule 2 as have not already been provided to the Agent.
4	Master’s receipt The Master’s receipt for the Mortgage in respect of the Existing Vessel.
5	Shareholder resolutions Shareholder resolutions for the Existing Vessel Borrower amending its articles of association to ensure that they are consistent with the rights of the Security Agent under the Shares Pledge in respect of the Existing Vessel Borrower.
6	Registration Registration of the Shares Pledge in respect of the Existing Vessel Borrower at the Accounting and Corporate Regulatory Authority of Singapore within 30 days of the date of its execution.

Part III
 Tranche B Conditions Precedent
1	Officer’s certificate A certificate signed by a duly authorised officer of each the Borrowers and the Guarantor confirming that none of the documents and evidence delivered to the Agent pursuant to Clauses 4.1 (Tranche A conditions precedent) and 4.4 (Tranche A conditions subsequent) has been amended, modified or revoked in any way since its delivery to the Agent.
2	Security and related documents
(a)	Vessel documents Photocopies, certified as true, accurate and complete by an Authorised Officer of the Newbuilding Borrower, of:
(i)	the builder’s certificate and/or bill of sale transferring title in the Newbuilding Vessel to the Newbuilding Borrower free of all encumbrances, maritime liens or other debts;
(ii)	the protocol of delivery and acceptance evidencing the unconditional physical delivery of the Newbuilding Vessel by the Builder to the Newbuilding Borrower pursuant to the Building Contract;
(iii)	the commercial invoice issued by the Builder in respect of the final contract price of the Newbuilding Vessel;
(iv)	the declaration of warranty issued by the Builder to the Newbuilding Borrower pursuant to the Building Contract;
(v)	any charterparty or other contract of employment of the Newbuilding Vessel which will be in force on the Delivery Date;
(vi)	the Management Agreements for the Newbuilding Vessel;
(vii)	the Newbuilding Vessel’s current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;
(viii)	evidence of the Newbuilding Vessel’s current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;
(ix)	the Newbuilding Vessel’s current SMC;
(x)	the ISM Company’s current DOC for the Newbuilding Vessel;
(xi)	the Newbuilding Vessel’s current ISSC;
(xii)	the Newbuilding Vessel’s current IAPPC;
(xiii)	the Newbuilding Vessel’s current Tonnage Certificate;
in each case together with all addenda, amendments or supplements.

(b)	Evidence of Newbuilding Borrower’s title Evidence that any prior registration of the Newbuilding Vessel in the ownership of the Builder and any Encumbrance registered against that ownership have been cancelled (or confirmation from the Builder that there was no such prior registration) and evidence that on the Delivery Date (i) the Newbuilding Vessel will be at least provisionally registered under the flag stated in Preliminary (A) in the ownership of the Newbuilding Borrower and (ii) the Mortgage over the Newbuilding Vessel will be capable of being registered against the Newbuilding Vessel with first priority.
(c)	Evidence of insurance Evidence that the Newbuilding Vessel is insured in the manner required by the relevant Security Documents and that letters of undertaking will be issued in the manner required by the relevant Security Documents, together with the written approval of the Insurances by an insurance adviser appointed by the Agent at the cost and expense of the Borrowers.
(d)	Confirmation of class An interim Certificate of Confirmation of Class or Class Certificate for hull and machinery confirming that the Newbuilding Vessel is classed with the highest class applicable to vessels of her type with Lloyd’s Register or such other classification society as may be acceptable to the Agent.
(e)	Valuation A valuation of the Newbuilding Vessel and the Existing Vessel addressed to the Agent from two Approved Shipbrokers certifying the Fair Market Value for the Vessels which shall be calculated not earlier than 30 days prior to the Delivery Date and be acceptable to the Agent.
(f)	Security Documents The Mortgage and the Assignment in respect of the Newbuilding Vessel, the Account Security Deed for the Newbuilding Borrower’s Accounts and any other Credit Support Documents, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.
(g)	Mandates Such duly signed forms of mandate, and/or other evidence of the opening of the Accounts for the Newbuilding Borrower, as the Security Agent may require.
(h)	Account Holder’s confirmation The written confirmation of the Account Holder that the Newbuilding Borrower’s Accounts have been opened with the Account Holder and to its actual knowledge are free from Encumbrances other than as created by or pursuant to the Security Documents and rights of set off in favour of the Account Holder as account holder.
(i)	Managers’ Undertakings and consent to Loss Payable Clause The Managers’ Undertakings together with duly executed letters of consent to Loss Payable Clause executed by each of the named assureds on the insurance policies for the Newbuilding Vessel.
3
Legal opinions

The following legal opinions, each addressed to the Agent and the Security Agent and capable of being relied upon by the Lenders and the Swap Provider or confirmation satisfactory to the Agent that such opinions will be given:

(a)	a legal opinion of Stephenson Harwood LLP, legal advisers to the Agent as to English law substantially in the form distributed to the Lenders prior to signing this Agreement;

(b)	a legal opinion of the following legal advisers to the Agent:
(i)	Stephenson Harwood as to Hong Kong law.
4	Other documents and evidence

(a)	Process agent Evidence that any process agent referred to in Clause 40.2 (Service of process) and any process agent appointed under any other Finance Document has accepted its appointment.
(b)	Other Authorisations A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Relevant Document or for the validity and enforceability of any Relevant Document.
(c)	Tranche A Conditions All the documents and evidence listed in Part I and Part II of Schedule 2.
(d)	No disputes The written confirmation of the Newbuilding Borrower that there is no dispute under the Building Contract between the parties to such document.
(e)	Equity contribution Evidence of full payment to the Builder of any part of the Purchase Price of the Vessel under the Building Contract which is payable on or before the Drawdown Date for Tranche B and which is not being financed by Tranche B.

Part IV
 Tranche B Conditions Subsequent
1	Evidence of Borrower’s title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the flag stated in Preliminary (A) confirming that (a) the Newbuilding Vessel is permanently registered under that flag in the ownership of the Newbuilding Borrower, (b) the Mortgage over the Newbuilding Vessel has been registered with first priority against the Vessel and (c) there are no further Encumbrances registered against the Newbuilding Vessel.
2	Letters of undertaking Letters of undertaking in respect of the Insurances in respect of the Newbuilding Vessel as required by the relevant Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.
3	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to any Security Documents received by the Agent pursuant to Part III of this Schedule 2.
4	Legal opinions Such of the legal opinions specified in Part III of this Schedule 2 as have not already been provided to the Agent.

Schedule 3
Drawdown Request
From:	Samco Gamma Ltd and [ ]
To:	Credit Agricole Corporate and Investment Bank
Dated:
Dear Sirs

Samco Gamma Ltd and [                       ] – $90,000,000 Loan Agreement dated [                        ] 2015 (the “Agreement”)
1	We refer to the Agreement. This is a Drawdown Request. Terms defined in the Agreement have the same meaning in this Drawdown Request unless given a different meaning in this Drawdown Request.
2	We wish to draw [Tranche A][Tranche B] in respect of the Vessel Loan relating to the [Existing][Newbuilding] Vessel below on the following terms:
Proposed Drawdown Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Currency of Drawing:	dollars
Amount:	[ ]
Interest Period:	[ ] [as per clause 9.1.6 of the Agreement]
Vessel:	[mv “SAMCO SCANDINAVIA] [mv “DHT TIGER”].
3      We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Drawdown Request.
4	The proceeds of the above Tranche should be paid [to the Existing Lender to refinance the Existing Indebtedness] [in accordance with the provisions of the Building Contract to finance part of the aggregate Purchase Price of the Newbuilding Vessel].
5	This Drawdown Request is irrevocable.
Yours faithfully

____________________________
authorised signatory for

Samco Gamma Ltd and DHT Tiger Limited

Schedule 4
Form of Transfer Certificate
To:	Credit Agricole Corporate and Investment Bank as Agent and as Security Agent]
From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:

Samco Gamma Ltd and [                       ] – $90,000,000 Loan Agreement dated [                     ] 2015 (the “Loan Agreement”)
1	We refer to the Loan Agreement. This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purposes of the Loan Agreement. Terms defined in the Loan Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.
2	We refer to Clause 24.5 (Procedure for transfer) of the Loan Agreement:
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 24.5 (Procedure for transfer) all of the Existing Lender’s rights and obligations under the Loan Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in the Loan under the Loan Agreement as specified in the Schedule.
(b)	The proposed Transfer Date is [ ].
(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.
3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 24.4.1(c) (Limitation of responsibility of Existing Lenders).
4	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
5	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
6	This Agreement has been entered into on the date stated at the beginning of this Agreement.
Note:       The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in any Encumbrance created or expressed to be created or evidenced by the Security Documents in all jurisdictions.  It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]
[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Loan Agreement by the Agent and the Transfer Date is confirmed as [                         ].
Credit Agricole Corporate and Investment Bank
By:

Credit Agricole Corporate and Investment Bank

By:                         ]

Schedule 5
Form of Compliance Certificate

To:	Credit Agricole Corporate and Investment Bank
From:	DHT Holdings, Inc.
Dated:

Dear Sirs
Samco Gamma Ltd and [                       ] – $90,000,000 Loan Agreement dated [                     ] 2015 (the “Agreement”)
1	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2	We confirm that on a consolidated basis for the Guarantor:
(a)	the Guarantor’s consolidated Cash and Cash Equivalent is $[ ] being higher than (i) $20,000,000 and (ii) six per cent (6%) of the Total Interest Bearing Debt as per the attached calculations; and
(b)	the Guarantor’s Value Adjusted Tangible Net Worth is $[ ] being higher than $200,000,000 as per the attached calculations; and
(c)	the Equity Ratio of the Guarantor is [ ]% being not less than twenty five per cent (25%) as per the attached calculations; and
(d)	the Working Capital of the Guarantor is $[ ] and is therefore greater than zero as per the attached calculations.
3	Attached is one valuation in respect of [each of the Vessels] [the Existing Vessel] [the Newbuilding Vessel] from an Approved Shipbroker which evidence a Fair Market Value of $[ ] therefore the Security Cover Ratio of at least [125] [135]% is satisfied.
4	Attached is one valuation from an Approved Shipbroker evidencing the fair market value of all the vessels currently in the Guarantor’s fleet.
5	[We confirm that no Default is continuing.]*

Signed:		[

	Director/Chief Financial Officer	Director

	of	of

	DHT Holdings, Inc.	DHT Holdings, Inc.

_______________________
*  If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Signatures

The Borrowers

Samco Gamma Ltd	)
)
By: /s/ Carl Sheppard	)
Attorney-in-fact	)
Address: Haakon VII’s gate 1, POB 2039 Vika, 0125 Oslo, Norway Fax no.: +47 2311 5081 Department/Officer: Eirik Ubøe	)
)
)
)

DHT Tiger Limited	)
)
By: /s/ Carl Sheppard	)
Attorney-in-fact	)
Address: Haakon VII’s gate 1, POB 2039 Vika, 0125 Oslo, Norway Fax no.: +47 2311 5081 Department/Officer: Eirik Ubøe	)
)
)
)

The Guarantor

DHT Holdings, Inc.	)
)
By: /s/ Carl Sheppard	)
Attorney-in-fact	)
Address: Haakon VII’s gate 1, POB 2039 Vika, 0125 Oslo, Norway Fax no.: +47 2311 5081 Department/Officer: Eirik Ubøe	)
)
)
)

The Agent

Credit Agricole Corporate and Investment Bank	) )
By: /s/ Sheila Obhrai	)
Attorney-in-fact	)
Address: 9 quai du President Paul Doumer, 92920, Paris La Defense Cedex, France Fax no.: +33 1 41 89 29 87)
)
)
) )
Department/Officer: Stephane Pattonieri (and for administrative matters Fax no.: +33 1 89 19 34 and Department: Shipping Group middle office attention: Sylvie Godet Couery)	) ) ) ) )

Security Agent
Credit Agricole Corporate and Investment Bank By: /s/ Sheila Obhrai Attorney-in-fact	) ) ) )
Address: 9 quai du President Paul Doumer, 92920, Paris La Defense Cedex, France	) )
)
Fax no.: +33 1 41 89 29 87	) )
Department/Officer: Stephane Pattonieri	)

The Original Lenders
Credit Agricole Corporate and Investment Bank By: /s/ Sheila Obhrai Attorney-in-fact	) ) )

The Swap Provider

Credit Agricole Corporate and Investment Bank By: /s/ Sheila Obhrai Attorney-in-fact	) ) ) )
Address: 9 quai du President Paul Doumer, 92920, Paris La Defense Cedex, France	) )
)
Fax no.: +33 1 41 89 64 79/ +33 1 41 89 29 86	) )
)
Department/Officer: Legal Department	)